UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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SELECT COMFORT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9800 59th Avenue North
Plymouth, Minnesota 55442

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2014

TO THE SHAREHOLDERS OF SELECT COMFORT CORPORATION:

          Select Comfort Corporation will hold its Annual Meeting of Shareholders at 9:00 a.m. Central Time on Wednesday, May 14, 2014, at the Millennium Minneapolis Hotel located at 1313 Nicollet Mall, Minneapolis, Minnesota 55403. The purposes of the meeting are to:

1.	Elect three persons to serve as directors for three-year terms;

2.	Cast an advisory vote on executive compensation; and

3.	Cast an advisory vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year ending January 3, 2015.

          Shareholders of record at the close of business on March 19, 2014 will be entitled to vote at the meeting and any adjournments thereof. A Notice of Internet Availability of Proxy Materials will be mailed to certain shareholders beginning on or about April 4, 2014. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our Proxy Statement and Annual Report and how to vote your shares. All other shareholders will receive the proxy materials by mail. Please be sure to vote your shares in time for our May 14, 2014 meeting date.

          Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended December 28, 2013 also accompanies this Notice.

By Order of the Board of Directors,

Mark A. Kimball
Senior Vice President,
Chief Legal and Risk Officer and Secretary

April 4, 2014
Plymouth, Minnesota

As used in this Proxy Statement, the terms “we,” “us,” “our,” the “company” and “Select Comfort” mean Select Comfort Corporation and its subsidiaries and the term “common stock” means our common stock, par value $0.01 per share.

i

9800 59th Avenue North
Plymouth, Minnesota 55442

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

May 14, 2014

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING AND VOTING

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Select Comfort Corporation for use at the 2014 Annual Meeting of Shareholders.

When and where is the Annual Meeting and who may attend?

          The Annual Meeting will be held at 9:00 a.m. Central Time on Wednesday, May 14, 2014, at the Millennium Minneapolis Hotel located at 1313 Nicollet Mall, Minneapolis, Minnesota 55403. Shareholders who are entitled to vote may attend the meeting.

Who is entitled to vote?

          Shareholders of record at the close of business on March 19, 2014 (the “Record Date”) are entitled to vote at the meeting. As of the Record Date, there were 54,368,434 shares of common stock outstanding. Each share is entitled to one vote on each matter to be voted on at the Annual Meeting. Shareholders are not entitled to cumulative voting rights.

If I am eligible to vote and want to attend the Annual Meeting, what do I need to bring?

          Shareholders of Record. If you are a Shareholder of Record and plan to attend the meeting, please bring the notice of the meeting and photo identification. Shareholders of Record who do not present the notice of the meeting will be admitted only upon verification of ownership at the meeting.

          Beneficial Owners. If you are a Beneficial Owner and plan to attend the meeting, you must present proof of ownership of the Company’s common stock as of the Record Date, such as a brokerage account statement, and photo identification. If you are a Beneficial Owner and wish to vote at the meeting, you must also bring a legal proxy from your bank, broker or other holder of record.

What is the difference between “Shareholders of Record” and “Beneficial Owners”?

          If your shares are registered in your name in the records maintained by our stock transfer agent, you are a “Shareholder of Record.” If you are a Shareholder of Record, notice of the meeting was sent directly to you.

          If your shares are held in the name of your bank, broker or other holder of record, your shares are held in “street name” and you are considered the “Beneficial Owner.” Notice of the meeting has been forwarded to you by your bank, broker or other holder of record, who is considered, with respect to those shares, the Shareholder of Record. As the Beneficial Owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

How can I receive proxy materials?

          We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing a full set of printed proxy materials to each shareholder. On or about April 4, 2014, we began mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials (the “Shareholder Notice”), which includes instructions on (i) how to access our Proxy Statement and Annual Report on the Internet, (ii) how to request that a printed copy of these proxy materials be forwarded to you, and (iii) how to vote your shares. If you receive the Shareholder Notice, you will not receive a printed copy of the proxy materials unless you request a printed copy by following the instructions in the Shareholder Notice. All other shareholders will be sent the proxy materials by mail beginning on or about April 4, 2014.

          Requests for printed copies of the proxy materials can be made by Internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com by sending a blank email with your control number in the subject line.

What does it mean if I receive more than one proxy card or Shareholder Notice?

          It generally means you hold shares registered in more than one account. If you received a paper copy of the proxy statement and you choose to vote by mail, sign and return each proxy card. If you choose to vote by Internet or telephone, vote once for each proxy card and/or Shareholder Notice you receive. If you have received more than one Shareholder Notice, vote once for each Shareholder Notice that you receive.

What are shareholders being asked to vote on?

          There are three items to be voted on at the meeting:

•	The election of three persons to serve as directors for three-year terms;

•	An advisory vote on executive compensation; and

•	An advisory vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2015.

What are my voting choices?

For proposal 1, the election of directors, you may:

•	Vote in favor of all nominees;

•	Vote in favor of specific nominees and withhold a favorable vote for specific nominees; or

•	Withhold authority to vote for all nominees.

For each of proposal 2 (the advisory vote on executive compensation) and proposal 3 (the advisory vote on ratification of the selection of independent auditors), you may:

•	Vote in favor of the proposal;

•	Vote against the proposal; or

•	Abstain from voting on the proposal.

How does the Board recommend that I vote?

Select Comfort’s Board recommends that you vote your shares:

•	“For” the election of each of the nominees for director;

•	“For” the advisory vote on executive compensation; and

•	“For” the advisory vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2015.

How are votes counted?

          If you are a Shareholder of Record and grant a proxy by telephone or Internet without voting instructions, or sign and submit your proxy card without voting instructions, your shares will be voted “For” each director nominee, “For” proposal 2 (the advisory vote on executive compensation) and “For” proposal 3 (the advisory vote on ratification of the selection of independent auditors).

          Proxies marked “Withhold” on proposal 1 (election of directors), or “Abstain” on proposal 2 (the advisory vote on executive compensation) or proposal 3 (the advisory vote on ratification of the selection of independent auditors), will be counted in determining the total number of shares entitled to vote on such proposals and will have the effect of a vote “Against” a director or a proposal.

          If you are a Beneficial Owner and hold your shares in “street name,” such as through a broker, you generally cannot vote your shares directly and must instead instruct the broker how to vote your shares using the voting instruction form provided by the broker. If a Beneficial Owner does not provide timely instructions, the broker will not have the authority to vote on any non-routine proposals at the Annual Meeting, which includes proposals 1 and 2. Brokers will have discretionary authority to vote on proposal 3 because the ratification of the appointment of independent auditors is considered a routine matter. If the broker votes on proposal 3 (the advisory vote on ratification of the selection of independent auditors), but does not vote on another proposal because the broker does not have discretionary voting authority and has not received instructions from the Beneficial Owner, this results in a “broker non-vote” with respect to proposals 1 and 2.

          Broker non-votes on a matter may be counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally will have no effect on the outcome of the matter. However, if and to the extent that broker non-votes are required to establish the presence of a quorum at the Annual Meeting, then any broker non-votes will have the same effect as a vote “Withheld” or “Against” any matter that requires approval of a majority of the minimum number of shares required to constitute a quorum for the transaction of business at the Annual Meeting.

What is the vote required to approve each proposal?

          Assuming that a quorum is present to vote on each of the proposals, each of the proposals before the shareholders will require the affirmative vote of holders of a majority of the shares represented and entitled to vote in person or by proxy on such action.

          Please note that each of proposals 2 and 3 are “advisory” votes, meaning that the shareholder votes on these items are for purposes of enabling shareholders to express their point of view or preference on these proposals, but are not binding on the company or its board of directors and do not require the company or its board of directors to take any particular action in response to the shareholder vote. The Board intends to consider fully the votes of our shareholders in the context of any future action with respect to these proposals.

What constitutes a “quorum,” or how many shares are required to be present to conduct business at the Annual Meeting?

          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote (i.e., at least 27,184,218 shares) will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of common stock represented by a properly signed and returned proxy card or properly voted by telephone or via the Internet will be counted as shares represented and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a “broker non-vote” on a matter.

How do I vote my shares without attending the meeting?

          If you are a Shareholder of Record, you may vote by granting a proxy. If you are a Beneficial Owner of shares held in street name, such as through a bank, broker or other holder of record, you may vote by submitting voting instructions to your bank, broker or other holder of record. In most circumstances, you may vote:

•

By Internet or Telephone — If you have Internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card or Notice no later than 11:59 p.m., Eastern Daylight Time, on May 13, 2014. If you vote by Internet or telephone, you do not need to return your proxy card.

•

By Mail — If you received a paper copy of the proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing for jointly held shares, all joint owners should sign. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

          Beneficial Owners should be aware that brokers are not permitted to vote shares on non-routine matters, including the election of directors or matters related to executive compensation, without instructions from the Beneficial Owner. As a result, brokers are not permitted to vote shares on proposal 1 (election of directors) or proposal 2 (the advisory vote on executive compensation), without instructions from the Beneficial Owner. Therefore, Beneficial Owners are advised that if they do not timely provide instructions to their bank, broker or other holder of record, their shares will not be voted in connection with proposals 1 and 2. Proposal 3 (the advisory vote on ratification of the selection of independent auditors) is considered a routine matter and, as such, brokers will still be able to vote shares held in brokerage accounts with respect to proposal 3, even if they do not receive instructions from the Beneficial Owner.

          Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares in time for our May 14, 2014 meeting date.

How do I vote my shares in person at the meeting?

          If you are a Shareholder of Record and prefer to vote your shares at the meeting, bring the accompanying proxy card (if you received a paper copy of the proxy statement) and photo identification. If you are a Beneficial Owner holding shares in “street name,” such as through a bank, brokerage account, trust or other nominee, you may vote the shares only if you obtain a signed proxy from the record holder (i.e., the bank, broker, trust or other nominee who is the record holder of the shares) giving you the right to vote the shares.

          Even if you plan to attend the meeting, we encourage you to vote your shares in advance by Internet, telephone or mail so that your vote will be counted in the event you are unable to attend.

May I revoke a proxy and change my vote?

          Yes. Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by:

•	Delivering written notice of revocation to the Corporate Secretary before 6:00 p.m., Eastern Daylight Time, on May 13, 2014;

•	Submitting to the Corporate Secretary before 6:00 p.m., Eastern Daylight Time, on May 13, 2014, a properly signed proxy card bearing a later date than the prior proxy card;

•	Voting again by Internet or telephone before 11:59 p.m., Eastern Daylight Time, on May 13, 2014; or

•	Appearing at the Annual Meeting as a shareholder of record or with a legal proxy (for shares held in street name) and filing written notice of revocation with the Corporate Secretary.

          Attendance at the Annual Meeting will not, by itself, revoke your proxy. For shares you hold in street name, such as through a brokerage account, bank, trust or other nominee, you would need to obtain a legal proxy from your broker or nominee and bring it to the meeting in order to revoke a prior proxy and to vote those shares at the Annual Meeting. Prior to the meeting, you may revoke your proxy by contacting your broker or nominee and following their instructions for revoking your proxy.

Can I receive future proxy materials electronically?

          Yes. If you are a Shareholder of Record and you have received a paper copy of the proxy materials, you may elect to receive future proxy statements and annual reports online as described in the next paragraph. If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials. If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.

          Whether you are a Shareholder of Record or a Beneficial Owner holding shares through a bank or broker, you can enroll for future electronic delivery of proxy statements and annual reports by following these steps:

•	Go to our website at www.sleepnumber.com;

•	In the Investor Relations section, click on Electronic Fulfillment;

•	Click on the check-marked box next to the statement “Shareholders can register for electronic delivery of proxy-related materials.”; and

•	Follow the prompts to submit your request to receive proxy materials electronically.

          Generally, banks and brokers offering this choice require that shareholders vote through the Internet in order to enroll. Beneficial Owners whose bank or broker is not included in this website are encouraged to contact their bank or broker and ask about the availability of electronic delivery. As is customary with Internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.proxyvote.com.

What are the costs and benefits of electronic delivery of Annual Meeting materials?

          There is no cost to you for electronic delivery of annual meeting materials. You may incur the usual expenses associated with Internet access as charged by your Internet service provider. Electronic delivery ensures quicker delivery, allows you to view or print the materials at your computer and makes it convenient to vote your shares online. Electronic delivery also conserves natural resources and saves the company significant printing, postage and processing costs.

Who bears the proxy solicitation costs?

          The cost of soliciting proxies, including the furnishing of proxy materials on the Internet and mailing of proxy materials to shareholders who request them, will be borne by Select Comfort. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of Select Comfort common stock as of February 22, 2014 (unless another date is indicated) by (a) each director and each executive officer named in the Summary Compensation Table on page 43 of this Proxy Statement, (b) all directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of Select Comfort common stock.

	Shares of Common Stock Beneficially Owned (1)
Name	Amount	Percent of Class
Daniel I. Alegre (2)	2,080	*
Andrea L. Bloomquist (3)	53,067	*
Andrew P. Carlin (4)	59,349	*
Stephen L. Gulis, Jr. (2)(5)	120,108	*
Michael J. Harrison (2)(5)	20,597	*
Shelly R. Ibach (6)	247,375	*
David T. Kollat (2)	193,004	*
Brenda J. Lauderback (2)(5)	106,114	*
Kathleen L. Nedorostek (2)(5)	17,757	*
Michael A. Peel (2)	105,504	*
Kathryn V. Roedel (7)	161,241	*
Wendy L. Schoppert (8)	80,906	*
Jean-Michel Valette (2)	270,601	*
All directors and executive officers as a group (15 persons) (9)	1,731,330	3.1%
FMR LLC (10)	5,826,340	10.7%
Putnam Investments, LLC (11)	5,616,116	10.3%
BlackRock, Inc. (12)	4,869,944	8.9%
State Street Corporation (13)	3,969,620	7.3%
Disciplined Growth Investors, Inc. (14)	3,966,691	7.3%
The Vanguard Group, Inc. (15)	3,431,479	6.3%

* Less than 1% of the outstanding shares.

(1)

The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days through the exercise of stock options: Ms. Bloomquist (22,292 shares); Mr. Carlin (29,120 shares); Mr. Gulis (61,125 shares); Mr. Harrison (3,469 shares); Ms. Ibach (120,569 shares); Dr. Kollat (72,375 shares); Ms. Lauderback (83,625 shares); Ms. Nedorostek (5,875 shares); Mr. Peel (42,988 shares); Ms. Roedel (91,625 shares); Ms. Schoppert (25,925 shares); and Mr. Valette (72,375 shares).

(2)	Includes 2,080 shares held under a restricted stock grant that have not vested.

(3)	Includes 22,070 shares held under restricted or performance stock grants that have not vested.

(4)	Includes 24,216 shares held under restricted or performance stock grants that have not vested.

(5)

The Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan (the Plan) permits non-employee directors to receive director fees in the form of common stock in lieu of cash, and to defer receipt of such shares. In addition, the Plan permits non-employee directors to defer receipt of shares of the company’s common stock under an Incentive Award granted under the Plan (referred to as Restricted Stock Units or RSUs). The directors are entitled to the deferred shares and fully-vested RSUs upon separation of service from the company. Mr. Gulis’s amount includes 49,746 shares that were deferred in lieu of director fees and 3,532 RSUs that were deferred. Mr. Harrison’s amount includes 3,080 shares that were deferred in lieu of director fees. Ms. Lauderback’s amount includes 3,532 RSUs that were deferred. Ms. Nedorostek’s amount includes 6,270 shares that were deferred in lieu of director fees.

(6)	Includes 68,109 shares held under restricted or performance stock grants that have not vested.

(7)	Includes 37,573 shares held under performance stock grants that have not vested.

(8)	Ms. Schoppert resigned from the Company on February 21, 2014.

(9)

Includes an aggregate of 744,523 shares that directors and executive officers as a group have the right to acquire within 60 days through the exercise of stock options. Includes an aggregate of 208,212 shares held under restricted or performance stock grants that have not vested. Also includes 59,096 shares that were deferred by non-employee directors in lieu of director fees and 7,064 RSUs that were deferred by non-employee directors.

(10)

FMR LLC reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2014 that as of January 31, 2014 it beneficially owned 5,826,340 shares of Common Stock of Select Comfort Corporation and had sole power to vote or to direct the vote on 1,093,330 shares and sole dispositive power on 5,826,340 shares. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(11)

Putnam Investments, LLC reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2014 that as of December 31, 2013 it beneficially owned 5,616,116 shares of Common Stock of Select Comfort Corporation and had sole power to vote on 82,754 shares and sole dispositive power on 5,616,116 shares. The business address of Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109.

(12)

BlackRock, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2014 that as of December 31, 2013 it beneficially owned 4,869,944 shares of Common Stock of Select Comfort Corporation and had sole power to vote or to direct the vote on 4,700,939 shares and sole dispositive power on 4,869,944 shares. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(13)

State Street Corporation reported in a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2014 that as of December 31, 2013 it beneficially owned 3,969,620 shares of Common Stock of Select Comfort Corporation and had shared voting power on 3,969,620 shares and shared dispositive power on 3,969,620 shares. The business address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(14)

Disciplined Growth Investors, Inc. reported in a Schedule 13F filed with the Securities and Exchange Commission on February 12, 2014 that as of December 31, 2013 it beneficially owned 3,966,691 shares of Common Stock of Select Comfort Corporation, had sole voting power with respect to 3,065,129 shares and no voting power with respect to 901,562 shares. The business address of Disciplined Growth Investors, Inc. is 100 South Fifth Street, Suite 2100, Minneapolis, Minnesota 55402.

(15)

The Vanguard Group, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2014 that as of December 31, 2013 it beneficially owned 3,431,479 shares of Common Stock of Select Comfort Corporation and had sole power to vote or to direct the vote on 82,513 shares, shared dispositive power on 77,213 shares and sole dispositive power on 3,354,266 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

ELECTION OF DIRECTORS

(Proposal 1)

Nomination

          Article XIV of our Articles of Incorporation provides that the number of directors must be at least one but not more than 12 and must be divided into three classes as nearly equal in number as possible. The exact number of directors is determined from time-to-time by the Board of Directors. The term of each class is three years and the term of one class expires each year in rotation.

          The Board currently consists of nine members, with the terms of three of our directors expiring at the 2014 Annual Meeting. The Board has nominated Kathleen L. Nedorostek, Michael A. Peel and Jean-Michel Valette to serve as directors, each for a term of three years expiring at the 2017 Annual Meeting, or until their successors are elected and qualified. Ms. Nedorostek has served on our Board since 2011; Mr. Peel has served on our Board since 2003; and Mr. Valette has served on our Board since 1994.

Vote Required

          The election of each nominee for director requires the affirmative vote of a majority of the shares represented and entitled to vote on the election of directors at the Annual Meeting. Any broker non-votes on the election of each nominee for director will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether the director has been elected.

Board Recommendation

          The Board recommends a vote “For” the election of each of Ms. Nedorostek, Mr. Peel and Mr. Valette. In the absence of other instructions, properly signed and delivered proxies will be voted “For” the election of each of these nominees.

          If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for such fewer number of nominees as results from the inability of any such nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

Information about Nominees and Other Directors

          The following table sets forth certain information, as of March 1, 2014, that has been furnished to us by each director and each person who has been nominated by the Board to serve as a director of our company.

Name of Nominee	Age	Principal Occupation	Director Since

Nominees for election this year to three-year terms expiring in 2017:

Kathleen L. Nedorostek (1)	61	Group President, Global Footwear and Accessories at the Jones Group, Inc.; Former President, North American Wholesale and Global Licensing divisions of Coach Inc.; Former President and Chief Operating Officer of Natori, a privately owned lingerie and accessories company.	2011

Michael A. Peel (2)(3)	64	Vice President for Human Resources and Administration of Yale University; Former Executive Vice President of Human Resources and Global Business Services at General Mills, Inc.; Also formerly served in various executive capacities with PepsiCo, Inc.	2003

Jean-Michel Valette (1)*	53	Chairman of the Board of Directors of Select Comfort Corporation; Former Chairman of the Board of Directors of Peet’s Coffee and Tea, Inc.; Also a director of The Boston Beer Company.	1994

Directors not standing for election this year whose terms expire in 2015:

Daniel I. Alegre (1)	45	President of Global Partner Business Solutions for Google, Inc.; Former Vice President of Business Development for e-commerce at Bertelsmann AG; Also former Vice President of BMG Music, a subsidiary of Bertelsmann AG.	2013

Stephen L. Gulis, Jr. (1)(2)	56	Independent financial, operations and management advisor; Former Executive Vice President and Chief Financial Officer, Wolverine World Wide, Inc.; Also a director of Independent Bank Corporation.	2005

Brenda J. Lauderback (2)(3)	63	Former President of the Retail and Wholesale Group for Nine West Group, Inc.; Also a director of Big Lots, Inc., Denny’s Corporation and Wolverine World Wide, Inc.	2004

Directors not standing for election this year whose terms expire in 2016:

Michael J. Harrison (1)(3)	53	Independent business and management consultant; Former Chief Brand Officer of Timberland, a leading brand of outdoor footwear, apparel and gear; Also formerly held various marketing, operations and general management positions with Proctor & Gamble in Europe, the U.S., Australia and Asia.	2011

Shelly R. Ibach	54	President and Chief Executive Officer of Select Comfort Corporation; Former Senior Vice President and General Merchandise Manager for Macy’s home division and Marshall Fields Department Stores – Target Corporation.	2012

David T. Kollat (2)(3)	75	President of 22 Inc.; Former Executive Vice President of Marketing for L Brands, Inc. and former President of Victoria’s Secret Catalogue; Also a director of L Brands, Inc. and Wolverine World Wide, Inc.	1994

(1)	Member of the Audit Committee
(2)	Member of the Management Development and Compensation Committee
(3)	Member of the Corporate Governance and Nominating Committee
*	In his capacity as non-executive Chairman of the Board, Mr. Valette may attend and vote at any Committee meeting.

Additional Information about Nominees and Other Directors

          Kathleen L. Nedorostek has served as a member of our Board of Directors since May 2011. Since October 2012, Ms. Nedorostek has served as the Group President, Global Footwear and Accessories at the Jones Group, Inc., a leading global designer, marketer and wholesaler of brands in apparel, footwear and accessories. Prior to joining The Jones Group, Ms. Nedorostek served as President of the North American Wholesale and Global Licensing divisions of Coach Inc. from 2003 to 2012, with responsibility for Coach’s department and specialty store businesses throughout North America and licensed businesses worldwide. Ms. Nedorostek joined Coach from Natori, a privately owned lingerie company, where she held the position of President and Chief Operating Officer from 1998 to 2003. Before joining Natori, Ms. Nedorostek was President of cK Calvin Klein Handbags and Footwear, a division of Nine West, from 1995 to 1998. Previously, Ms. Nedorostek was Chief Operating Officer for Judith Leiber and has held senior management positions at Saks Fifth Avenue.

          We believe Ms. Nedorostek is qualified to serve on our Board due to her extensive practical and strategic experience in general management of high-end, multi-national branded consumer products companies.

          Michael A. Peel has served as a member of our Board of Directors since February 2003. In October 2008, Mr. Peel was named an Officer of Yale University and is currently Vice President for Human Resources and Administration. Previously Mr. Peel spent 17 years at General Mills, a manufacturer and marketer of consumer food products, where he was last Executive Vice President of Human Resources and Global Business Services; Mr. Peel originally joined General Mills as Senior Vice President, Worldwide Human Resources in 1991. From 1977 to 1991, Mr. Peel served in various capacities for PepsiCo, Inc., including as Senior Vice President, Human Resources for PepsiCo Worldwide Foods from 1987 to 1991, and as Senior Vice President, Human Resources for the Pepsi-Cola Bottling Group from 1984 to 1987. Mr. Peel also serves as a director of Pier 1 Imports, Inc., a retailer of imported decorative home furnishings and gifts.

          We believe Mr. Peel is qualified to serve on our Board because he brings to our Board extensive experience in senior executive management positions with large, consumer-oriented, publicly traded companies, including particularly deep expertise in human resources management, talent development and succession planning, and executive compensation matters.

          Jean-Michel Valette has served as a member of our Board of Directors since October 1994 and was elected Chairman of our Board in May 2010. Mr. Valette is an independent adviser to branded consumer companies. From January 2004 to October 2012, he served as Chairman of the Board of Directors of Peet’s Coffee and Tea, Inc. Mr. Valette also served as non-executive Chairman of the Robert Mondavi Winery from April 2005 to October 2006 and was its Managing Director from October 2004 to April 2005. From August 1998 to May 2000, Mr. Valette was President and Chief Executive Officer of Franciscan Estates, Inc., a premium wine company. He was a Managing Director of Hambrecht & Quist LLC, an investment banking firm, from October 1994 to August 1998 and served as a Senior Analyst at Hambrecht & Quist LLC from November 1992 to October 1994. Mr. Valette also serves as Lead Director of The Boston Beer Company.

          We believe Mr. Valette is qualified to serve on our Board because he has extensive experience in executive management and in board service and leadership with multiple leading branded consumer growth companies. Mr. Valette also brings significant financial industry experience as well as knowledge of and experience in financial reporting and related processes and corporate governance.

          Daniel I. Alegre was appointed to our Board of Directors in May 2013. Since November 2012, Mr. Alegre has served as President of Global Partner Business Solutions for Google, Inc. From 2004 to October 2012, Mr. Alegre held various roles at Google, including Vice President of Google’s Latin American and Asia Pacific Business Development and President of Asia Pacific and Japan, overseeing all business operations in the region. Prior to joining Google, Mr. Alegre served as Vice President of Business Development for e-commerce at Bertelsmann AG, a German multinational mass media corporation, spearheading partnerships and acquisitions, and also as Vice President of BMG Music, a subsidiary of Bertelsmann, in Latin America.

          We believe Mr. Alegre is qualified to serve on our Board due to his extensive executive experience with leading high technology and e-commerce companies, as well as due to his extensive international business experience.

          Stephen L. Gulis, Jr. joined our Board of Directors in July 2005. From April 1996 to October 2007, Mr. Gulis was the Executive Vice President, CFO and Treasurer of Wolverine World Wide, Inc., a global marketer of branded footwear, apparel and accessories (WWW). From October 2007 until his retirement in July of 2008, he served as Executive Vice President and President of Global Operations for WWW. From 1988 to 1996, Mr. Gulis served in various other management capacities with WWW, including CFO, Vice President of Finance, and Vice President Finance and Administration of the Hush Puppies Company. Prior to joining WWW, he served six years on the audit staff of Deloitte & Touche LLP. Mr. Gulis also serves as a director for Independent Bank Corporation. In addition to his board positions, Mr. Gulis serves as an independent financial, operations and management advisor to several privately held organizations.

          We believe Mr. Gulis is qualified to serve on our Board because he brings to our Board extensive senior executive experience with a publicly traded consumer products company, including in particular experience as a chief financial officer in financial auditing and reporting and internal controls. Mr. Gulis also brings to our Board experience in the management of information technology, human resources and product sourcing and quality directives.

          Brenda J. Lauderback has served on our Board of Directors since February 2004. Ms. Lauderback served as President of the Retail and Wholesale Group for the Nine West Group, Inc., a designer and marketer of women’s footwear and accessories, from May 1995 until January 1998. Prior to Nine West, Ms. Lauderback was President of Wholesale and Manufacturing for US Shoe Corporation, where she was responsible for sales, product design and offices in China, Spain and Italy. Ms. Lauderback served 18 years with the Department Store Division of Target Corporation in a variety of capacities, including 13 years as Vice President and General Manager for Shoes, Accessories, Cosmetics, Intimate Apparel and Children’s. Ms. Lauderback also serves as a director of Big Lots, Inc., Denny’s Corporation and Wolverine World Wide, Inc. Ms. Lauderback also served as a director of Louisiana-Pacific Corporation until May 2005 and Irwin Financial Corporation until September 2009.

          We believe Ms. Lauderback is qualified to serve on our Board because she has extensive executive management experience with prominent national retailers. Ms. Lauderback’s experience on other boards of directors and board Committees of publicly traded companies also provides our Board with insight into best practices in corporate governance and board processes.

          Michael J. Harrison was appointed to our Board of Directors in December 2011. Since November 2012, Mr. Harrison has served as an independent business and management consultant. From 2003 through November of 2012, Mr. Harrison served in a variety of executive positions for Timberland, a leading brand of outdoor footwear, apparel and gear, including as the Chief Brand Officer from July 2009 through November 2012. Mr. Harrison joined Timberland in 2003 as Senior Vice President and General Manager of Timberland’s international business and his role was subsequently expanded in 2005 to Senior Vice President of Worldwide Sales and Marketing. In 2006, Mr. Harrison became President of Timberland’s CasualGear division and in 2007, was appointed Co-President of the Timberland brand. Prior to joining Timberland, Mr. Harrison was a consultant at Telos Partners Ltd. Prior to his service with Telos, Mr. Harrison served in various marketing, operations and general management capacities with Procter & Gamble - in Europe, U.S., Australia and Asia, including as President of Max Factor KK (Japan) and Vice President of Western Europe Cosmetics & Skin Care products.

          We believe Mr. Harrison is qualified to serve on our Board due to his extensive experience in marketing, retailing and general management with various branded consumer products companies, as well as due to his extensive international business experience.

          Shelly R. Ibach was appointed to our Board of Directors in February 2012 and has served as our President and Chief Executive Officer since June 2012. From June 2011 to June 2012, Ms. Ibach served as the company’s Executive Vice President and Chief Operating Officer and from October 2008 to June 2011, she served as Executive Vice President, Sales & Merchandising. Ms. Ibach joined the company in April 2007 as Senior Vice President of U.S. sales for company-owned channels. Before joining the company, Ms. Ibach was Senior Vice President and General Merchandise Manager for Macy’s home division. From 1982 to 2005, Ms. Ibach held various leadership and executive positions within Marshall Field’s Department Stores – Target Corporation.

          We believe Ms. Ibach is qualified to serve on our Board because of her experience in leadership positions with the company as well as her extensive executive management experience with prominent national retail companies. Ms. Ibach also brings to our Board intimate knowledge of our company’s operations gained during her seven years in executive management positions with the company.

          David T. Kollat has served as a member of our Board of Directors since February 1994. Dr. Kollat has served as President and Chairman of 22 Inc., a research and consulting company for retailers and consumer goods manufacturers, since 1987. From 1976 until 1987, he served in various management capacities for L Brands, a women’s apparel retailer, including Executive Vice President of Marketing and President of Victoria’s Secret Catalogue. Dr. Kollat also serves as a director of L Brands, Inc. and Wolverine World Wide, Inc. Dr. Kollat served as a director of Big Lots, Inc. until 2012 and has also served on several other public company boards.

          We believe Dr. Kollat is qualified to serve on our Board because he provides our Board with many years of experience in management and board service with branded consumer goods manufacturers and retailers. Dr. Kollat also brings insight into best practices in corporate governance and board processes from his extensive experience in board and board Committee service with other publicly traded companies.

Corporate Governance

Information about the Board of Directors and its Committees

          The Board of Directors has determined that each of the following directors who served as a member of our Board during any part of fiscal 2013 is an “independent director” as defined by applicable rules of the NASDAQ Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”):

Daniel I. Alegre	Stephen L. Gulis, Jr.	Michael J. Harrison
David T. Kollat	Brenda J. Lauderback	Kathleen L. Nedorostek
Michael A. Peel	Ervin R. Shames	Jean-Michel Valette

          The Board maintains three standing committees, including an Audit Committee, a Management Development and Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees of the Board has a charter and each of these charters is included in the investor relations section of the company’s Web site at http://www.sleepnumber.com/eng/aboutus/corporategovernance.cfm. The information contained in or connected to our Web site is not incorporated by reference into or considered a part of this Proxy Statement.

          The current members of each of the Board committees are identified in the table below. In his capacity as non-executive Chairman of the Board, Mr. Valette may attend and vote at any committee meeting.

Director	Audit Committee	Management Development and Compensation Committee	Corporate Governance and Nominating Committee

Jean-Michel Valette	X
Daniel I. Alegre	X
Stephen L. Gulis, Jr.	Chair	X
Michael J. Harrison	X		X
David T. Kollat		X	X
Brenda J. Lauderback		X	Chair
Kathleen L. Nedorostek	X
Michael A. Peel		Chair	X

          The Board has determined that each member of the Board committees meets the independence requirements applicable to those committees prescribed by applicable rules and regulations of the NASDAQ Stock Market, the SEC, and the Internal Revenue Service.

          The Board of Directors has further determined that two members of the Audit Committee, Stephen L. Gulis, Jr. and Jean-Michel Valette, meet the definition of “audit committee financial expert” under rules and regulations of the SEC and meet the qualifications of “financial sophistication” under the Marketplace Rules of the NASDAQ Stock Market. These designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and the NASDAQ Stock Market and do not impose upon either of them any duties, obligations or liabilities that are greater than those generally imposed on a member of our Audit Committee or of our Board of Directors.

          The Board of Directors met in person or by telephone conference five times during 2013. The Audit Committee met in person or by telephone conference eight times during 2013. The Management Development and Compensation Committee met in person or by telephone conference seven times during 2013. The Corporate Governance and Nominating Committee met in person or by telephone conference five times during 2013. All of the current members of our Board of Directors attended 75% or more of the meetings of the Board held during the period that he or she served on the Board and all committees on which they served during fiscal 2013.

          Audit Committee. The Audit Committee is comprised entirely of independent directors, currently including Stephen L. Gulis, Jr. (Chair), Daniel I. Alegre, Michael J. Harrison, Kathleen L.

Nedorostek and Jean-Michel Valette. The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of our company. The Audit Committee is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, systems of internal controls regarding financial matters and legal, ethical and regulatory compliance. The responsibilities and functions of the Audit Committee are further described in the Audit Committee Report beginning on page 59 of this Proxy Statement.

          Management Development and Compensation Committee. The Management Development and Compensation Committee is comprised entirely of independent directors, currently including Michael A. Peel (Chair), Stephen L. Gulis, Jr., David T. Kollat and Brenda J. Lauderback. The principal function of the Committee is to discharge the responsibilities of the Board relating to executive compensation and development of current and future leadership resources. The responsibilities of the Committee include:

•	Establishment of compensation strategies, processes, and programs for the Chief Executive Officer and other executive officers designed to motivate and reward superior company performance;

•	Leadership of the Board of Directors’ annual process to evaluate the performance of the Chief Executive Officer;

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Review and approval of all compensation elements for the Chief Executive Officer and other executive officers including base salaries, annual cash incentive awards, equity-based awards, benefits, and perquisites;

•	Oversight of the annual cash incentive plan, long-term equity-based incentive plans, and major employee benefit programs;

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Review of management development progress, organizational strategy, succession planning for key leadership positions, and overall talent depth to assure that talent formation processes are consistent with the company’s aggressive growth goals; and

•	Establishment of the structure and amount of non-employee director compensation.

          The Committee has the authority under its charter to retain and consult with independent advisors to assist the Committee in fulfilling these responsibilities and duties.

          The Committee usually meets four to six times per year in person or by telephone conference as needed. The Chairman of the Committee works with members of our senior management team and with the Committee’s independent compensation consultant to determine the agenda for each meeting.

          At the beginning of each fiscal year, the Committee reviews and approves compensation for the CEO and each of the other executive officers, which generally includes:

•	Changes, if any, to base salaries;

•	Establishing the annual cash incentive program, including the target bonus levels, the performance measures and goals, and the threshold, target and maximum payout amounts; and

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Establishing the long-term equity incentive program, including the mix of stock options and performance share awards, the performance measures and goals applicable to the performance shares, the threshold, target and maximum payout amounts applicable to the performance shares, any special recognition or retention awards, and the grant levels for each of the executive officers.

          In connection with this review and approval, the independent compensation consultant provides relevant market data and trends for the Committee to consider, and the Committee compares each element of total compensation against this market data as it makes compensation decisions.

          Following the end of each fiscal year, the Committee reviews and confirms the level of achievement of performance goals previously established for the fiscal year and approves any resulting annual cash incentive or performance share payouts that may be applicable.

          Also on an annual basis, the Committee leads the Chief Executive Officer performance evaluation process and reviews the development and succession plans with respect to the entire executive team.

          The responsibilities and functions of the Management Development and Compensation Committee, as well as its processes and procedures for consideration and determination of executive and director compensation, are further described in the Compensation Discussion and Analysis beginning on page 27 of this Proxy Statement.

          Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised entirely of independent directors, currently including Brenda J. Lauderback (Chair), Michael J. Harrison, David T. Kollat and Michael A. Peel. The primary functions of the Corporate Governance and Nominating Committee are to develop and recommend to the Board corporate governance principles to govern the Board, its committees, and our executive officers and employees in the conduct of the business and affairs of our company; to identify and recommend to the Board individuals qualified to become members of the Board and its committees; and to develop and oversee the annual Board and Board committee evaluation process.

Board Leadership Structure

          Our Board is currently comprised of eight independent directors and one executive director, Shelly R. Ibach, who has served as our President and Chief Executive Officer since June 2012. Since February 2008, the Board has determined to separate the positions of Chairman of the Board and Chief Executive Officer. Based on its ongoing review of best practices in corporate governance, and to enable the President and Chief Executive Officer to focus all of her time and energy in leadership of the day-to-day operations of the company and its growth and profitability initiatives, the Board continues to believe it is best for the company to separate these positions. Jean-Michel Valette, an independent director, has served as Chairman of the Board since May 2010.

          Consistent with the company’s Corporate Governance Principles, the Board retains the right to review this determination and to either continue to maintain these positions as separated positions or to combine the positions, as the Board determines to be in the best interests of the company at the time. Under the company’s Corporate Governance Principles, during any period in which the positions of Chairman of the Board and Chief Executive Officer are combined, the Board would appoint a Lead Director from among the independent members of the Board, who would have certain Board leadership responsibilities specified in our Corporate Governance Principles.

Board Role in Risk Oversight

          Our Board is generally responsible for overseeing the company’s policies and practices with respect to risk assessment and risk management, and has delegated to the Audit Committee the responsibility of assisting the Board in fulfilling this role. Among its duties and processes, the Audit Committee (a) reviews and discusses with management the company’s policies and practices with respect to risk assessment and risk management; (b) oversees the company’s internal audit function and processes; (c) establishes and oversees procedures for receiving and addressing complaints regarding accounting, internal controls or auditing matters; (d) reviews legal compliance and other legal matters with the company’s counsel; and (e) reports to the full Board with respect to matters within its area of responsibility.

          The Audit Committee oversees the company’s internal audit function, which is responsible for undertaking an annual risk assessment process and reporting to the Audit Committee with respect to this assessment and related risk management strategies. The Audit Committee reviews and approves, at least annually, the company’s internal audit plan and receives quarterly reports with respect to the results of internal audits. The leader of the company’s internal audit function reports directly to the Audit Committee with respect to internal audit matters, and the Audit Committee has authority to review and approve the appointment, replacement or dismissal of the leader of this function. The leader of the internal audit function meets regularly in executive session with the Audit Committee without any other members of the company’s management team present.

          In addition to the Audit Committee’s role, each of the other committees considers risks within its respective areas of responsibility. We believe our current Board leadership structure helps ensure proper risk oversight, based on the allocation of duties among committees and the role of our independent directors in risk oversight.

Director Nominations Process

          The Corporate Governance and Nominating Committee (the “CGNC”) administers the process for nominating candidates to serve on our Board of Directors. The CGNC recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at our Annual Meeting.

          Consistent with the company’s Corporate Governance Principles, the CGNC periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board and the strategic direction of the company.

          The Board has established selection criteria to be applied by the CGNC and by the full Board in evaluating candidates for election to the Board. These criteria include general characteristics, areas of specific expertise and experience, and considerations of diversity. The general characteristics include:

•	Independence;

•	Integrity;

•	A proven record of accomplishment and sound judgment in areas relevant to our business;

•	Belief in and passion for our mission and vision;

•	The ability to bring insights to the discussion and challenge and stimulate management;

•	Willingness to speak one’s mind;

•	Understanding of, and ability to commit sufficient time to, Board responsibilities and duties; and

•	Subject matter expertise.

          The specific areas of expertise and experience sought by the CGNC and the Board from time to time will vary depending on the composition of the Board and the strategic direction of the company at the time, but will generally include CEO experience, executive level experience with analogous businesses and industries, and functional expertise relevant to the strategic direction of the company or the needs of the committees of the Board.

          The director nomination process specifically includes consideration of diversity, such as diversity of age, gender, race and national origin, educational and professional experience and differences in viewpoints. The CGNC does not have a formal policy with respect to diversity; however, the Board and the CGNC believe that it is essential that Board members represent diverse perspectives.

          The CGNC reviews these selection criteria and the overall director nomination process at least annually in connection with the nomination of directors for election at the company’s annual meeting for consistency with best practices in corporate governance and effectiveness in meeting the needs of the Board from time-to-time.

          The CGNC may use a variety of methods for identifying potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the company. The CGNC also has the authority under its charter to engage professional search firms or other advisors to assist the CGNC in identifying candidates for election to the Board, or to otherwise assist the CGNC in fulfilling its responsibilities.

          Shareholder nominations of candidates for membership on the Board submitted in accordance with the terms of our Bylaws will be reviewed and evaluated by the CGNC in the same manner as for any other nominations. Any shareholder who wishes the CGNC to consider a candidate should submit a written request and related information to our Corporate Secretary. Under our Bylaws, if a shareholder intends to nominate a person for election to the Board of Directors at a shareholder meeting, the shareholder is required to give written notice of the proposed nomination to the Corporate Secretary at least 120 days prior to the first anniversary of the date that the company first released or mailed its proxy materials to shareholders in connection with the preceding year’s regular or annual meeting. The shareholder’s notice must include, for each nominee whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the company that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. The shareholder’s notice must also include: (i) the name and address of the nominating shareholder, as they appear on the company’s books, and (ii) the class and number of shares of the company that are owned beneficially and of record by the shareholder. The shareholder’s notice must also be accompanied by the proposed nominee’s signed consent to serve as a director of the company.

Shareholder Communications with the Board

          Shareholders may communicate with the Board of Directors, its Committees or any individual member of the Board of Directors by sending a written communication to our Corporate Secretary at 9800 59th Avenue North, Plymouth, MN 55442. The Corporate Secretary will promptly forward any communication so received to the Board, any Committee of the Board or any individual Board member specifically addressed in the communication. In addition, if any shareholder or other person has a concern regarding any accounting, internal control or auditing matter, the matter may be brought to the attention of the Audit Committee, confidentially and anonymously, by calling 1-800-835-5870, inserting the I.D. Code of AUDIT (28348) and following the prompts from the recorded message. The company reserves the right to revise this policy in the event that the process is abused, becomes unworkable or otherwise does not efficiently serve the purposes of the policy.

Policy Regarding Director Attendance at Annual Meeting

          Our policy is to require attendance by all of our directors at our Annual Meeting of Shareholders, except for absences due to causes beyond the reasonable control of the director. All of the directors then serving on our Board were in attendance at our 2013 Annual Meeting of Shareholders.

Corporate Governance Principles

          Our Board of Directors has adopted Corporate Governance Principles that were originally developed and recommended by the Corporate Governance and Nominating Committee. These Corporate Governance Principles are available in the investor relations section of the company’s Web site at http://www.sleepnumber.com/eng/aboutus/corporategovernance.cfm. The information contained in or connected to our Web site is not incorporated by reference into or considered a part of this Proxy Statement. Among these Corporate Governance Principles are the following:

          Independence. A substantial majority of the members of the Board should be independent, non-employee directors. It is the responsibility of the Board to establish the standards for independence and the Board has followed the independence standards for companies listed on The NASDAQ Stock Market. All of our directors are independent except for Shelly R. Ibach. All Committees of the Board are composed entirely of independent directors.

          The Audit Committee charter requires that the Audit Committee must review and approve any proposed or actual related party transaction that would be required to be disclosed by the company pursuant to Item 404 of Regulation S-K of the Federal securities laws.

          Chairman and Chief Executive Officer Positions. At the present time, the Board believes that it is in the best interests of the company and its stakeholders for the positions of Chairman of the Board and Chief Executive Officer to be separated, and for the position of Chairman of the Board to be held by a non-executive, independent member of the Board. The Board retains the right to review this determination and to either continue to maintain these positions as separated positions or to combine the positions, as the Board determines to be in the best interests of the company at the time. During any period in which the positions of Chairman of the Board and Chief Executive Officer are combined, the Board will appoint a Lead Director from among the independent members of the Board.

          Classified Board Structure. Our Articles of Incorporation provide for a classified Board serving staggered terms of three years each. The Board will periodically review its classified Board structure in the context of other provisions and measures applicable to unsolicited takeover proposals with the objective of positioning the Board and the company to maximize the long-term value of our company for all shareholders.

          Voting Standard for Board Elections. Our Articles of Incorporation provide for a majority voting standard in the case of uncontested elections of directors and a plurality voting standard in the case of contested elections of directors in order to reduce the risk of a “failed election” in the context of a contested director election.

          Requirement of Incumbent Directors who do not Receive a Majority Vote in an Uncontested Election to Tender Resignation. If a nominee for Director who is an incumbent Director is not elected at a meeting of shareholders and no successor to the incumbent Director is elected at the meeting of shareholders, the incumbent Director shall promptly offer to tender his or her resignation to the Board. The Corporate Governance and Nominating Committee shall make a recommendation to the Board on whether to accept or reject the offer, or whether other action should be taken. The Board shall act on whether to accept the Director’s offer, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision and the supporting rationale within 90 days after the date of the certification of the election results. The Corporate Governance and Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other recommendations that it considers relevant and appropriate. The incumbent Director who offers to tender his or her resignation shall not participate in the Board’s decision. If such incumbent Director’s offer to tender his or her resignation is not accepted by the Board, such Director shall continue to serve until his or her successor is duly elected, or his or her earlier death, resignation, retirement, disqualification or removal.

          Approach to Term and Age Limits. The Board has determined to not adopt specific term or age limits in order to not arbitrarily lose important contributors to the Board. In order to ensure an appropriate balance between new perspectives and experienced Directors, if the median tenure of the Board exceeds 8.5 years or if the majority of the Directors are 60 years of age or older, then the Board may consider alternatives to achieve an appropriate balance of new perspectives and experienced directors on the Board over the ensuing years. Such alternatives may be considered in the context of an evaluation of the Board’s needs at the time and into the future and individual Directors’ contributions to the Board.

          Change in Responsibilities. The Board does not believe that Directors who retire or who have a change in their principal employment or affiliation after joining the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Corporate Governance and Nominating Committee, to review the qualifications of the director for continued Board membership. Any Director who undergoes a material change in principal employment or affiliation is required to promptly notify the Chair of the Corporate Governance and Nominating Committee of the change.

          Other Board or Audit Committee Service. The Board recognizes that service on other boards can in some circumstances limit the time that Directors may have to devote to fulfilling their responsibilities to the company. It is the Board’s guideline that no Director shall serve on more than a total of six public company boards (including the Select Comfort Board), and that no member of the company’s Audit Committee shall serve on more than a total of three public company audit committees (including the Select Comfort Audit Committee). If any Director exceeds or proposes to exceed these guidelines, the Director is required to promptly notify the Chair of the Corporate Governance and Nominating Committee and the committee will review the facts and circumstances and determine whether such service would interfere with the Director’s ability to devote sufficient time to fulfilling the Director’s responsibilities to the company.

          Chief Executive Officer Service on Other Boards. The Chief Executive Officer shall not serve on more than two public company boards other than the Board of Directors of the company.

          Board and Committee Evaluations. The Board believes that the company’s governance and the Board’s effectiveness can be continually improved through evaluation of both the Board as a whole and its committees. The Corporate Governance and Nominating Committee is responsible for annually evaluating effectiveness in these areas and reviewing the results and recommendations for improvement with the full Board.

          Board Executive Sessions. Executive sessions or meetings of independent directors without management present will be held at least twice each year. At least one session will be to review the performance criteria applicable to the Chief Executive Officer and other senior managers, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior managers. Additional executive sessions or meetings of outside directors may be held from time-to-time as required. The Board’s practice has been to meet in executive session for a portion of each regularly scheduled meeting of the Board. Any member of the Board may request at any time an executive session without the presence of management.

          Paid Consulting Arrangements. The Board believes that the company should not enter into paid consulting arrangements with independent directors.

          Board Compensation. Board compensation should encourage alignment with shareholders’ interests and should be at a level equitable to comparable companies. The Management Development and Compensation Committee is responsible for periodic assessments to assure these standards are being met.

          Share Ownership Guidelines for Executive Officers and Directors. The Board has established the stock ownership guidelines described below for executive officers and directors. For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned (without regard to restrictions on transfer and including shares allocated to Directors’ accounts under the company’s non-employee director equity plan) and (2) vested stock options after taxes at an assumed individual effective tax rate of 40%. The fair market value of stock options shall mean the then-current market price less the exercise price.

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Executive Officer Ownership Guidelines. Within five years of assuming the position, the Chief Executive Officer is expected to achieve and maintain stock ownership equal to five times the Chief Executive Officer’s base salary and each of the other executive officers is expected to achieve and maintain stock ownership equal to three times the executive officer’s base salary.

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Board Ownership Guidelines. Within five years of joining the company’s Board of Directors, each director is expected to achieve and maintain stock ownership equal to five times the director’s annual cash retainer.

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Restrictions on Sale Pending Achievement of Ownership Objectives. Any director or executive officer who has not achieved the foregoing ownership objective by the required time period will not be permitted to sell any shares except to the extent required to pay the exercise price, transaction costs and taxes applicable to the exercise of stock options or the vesting of restricted shares. Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any director or executive officer.

          Prohibition of Hedging or Pledging of Shares. Under our policy with respect to trading in the company’s securities, directors, officers and other employees whose duties regularly bring them into contact with confidential or proprietary information (“insiders”) are prohibited from engaging in any form of hedging or monetization transactions involving the company’s securities. In addition, insiders are prohibited from engaging in short sales of the company’s securities and from trading in any form of publicly traded options, puts, calls or other derivatives of the company’s securities. Insiders are also prohibited from engaging in any form of pledging of the company’s securities, including (i) purchasing company securities on margin; (ii) holding company securities in any account which has a margin debt balance; (iii) borrowing against any account in which company securities are held; or (iv) pledging company securities as collateral for a loan.

          Conflicts of Interest. Directors are expected to avoid any action, position or interest which conflicts with an interest of the company, or that gives the appearance of a conflict. If any member of the Board becomes aware of any such conflicting or potentially conflicting interest involving any member of the Board, the director should immediately bring such information to the attention of the Chairman of the Board, the Chief Executive Officer and the General Counsel of the company.

          Performance Goals and Evaluation. The Management Development and Compensation Committee is responsible for establishing the procedures for setting annual and long-term performance goals for the Chief Executive Officer and for the evaluation by the full Board of his or her performance against such goals. The Committee meets at least annually with the Chief Executive Officer to receive his or her recommendations concerning such goals. Both the annual goals and the annual performance evaluation of the Chief Executive Officer are reviewed and discussed by the outside directors at a meeting or executive session of that group. The Committee is also responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chief Executive Officer.

          Compensation Philosophy. The Board supports and, through the Management Development and Compensation Committee, oversees employee compensation programs that are closely linked to business performance and emphasize equity ownership.

          Senior Management Depth and Development. The Chief Executive Officer reports to the Board, at least annually, on senior management depth and development, including a discussion of assessments, leadership development plans and other relevant factors.

          Provisions Applicable to Unsolicited Takeover Attempts or Proposals. The Board will periodically review (not less often than every three years) the company’s Articles of Incorporation and Bylaws and various provisions that are designed to maximize shareholder value in the event of an unsolicited takeover attempt or proposal. Such review includes consideration of matters such as the company’s state of incorporation, whether the company should opt in or out of applicable control share acquisition or business combination statutes, and provisions such as the company’s classified Board structure. The objective of this review is to maintain a proper balance of provisions that will not deter bona fide proposals from coming before the Board, and that will position the Board and the company to maximize the long-term value of our company for all shareholders.

          Shareholder Approval of Equity-Based Compensation Plans. Shareholder approval will be sought for all equity-based compensation plans.

Code of Conduct

          We have developed and circulated to all of our employees a Code of Business Conduct addressing legal and ethical issues that may be encountered by our employees in the conduct of our business. Among other things, the Code of Business Conduct requires that our employees comply with applicable laws, engage in ethical and safe conduct in our work environment, avoid conflicts of interests, conduct our business with integrity and high ethical standards, and safeguard our company’s assets. A copy of the Code of Business Conduct is included in the investor relations section of our Web site at http://www.sleepnumber.com/eng/aboutus/corporategovernance.cfm. We intend to disclose any amendments to and any waivers from a provision of our Code of Business Conduct on our Web site. The information contained in or connected to our Web site is not incorporated by reference into or considered a part of this Proxy Statement.

          Employees are required to report any conduct that they believe in good faith violates our Code of Business Conduct. The Code of Business Conduct also sets forth procedures under which employees or others may report through our management team and, ultimately, directly to our Audit Committee (confidentially and anonymously, if so desired) any questions or concerns regarding accounting, internal accounting controls or auditing matters.

          All of our employees are required to periodically certify their commitment to abide by our Code of Business Conduct. We also provide training in key areas covered by the Code of Business Conduct to help our employees to comply with their obligations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

          This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers (NEOs) listed in the Summary Compensation Table. All compensation paid to the NEOs is determined by the Management Development & Compensation Committee of the Board of Directors (the “Committee”), which is composed solely of independent non-employee Directors who meet regularly each fiscal year.

          Select Comfort’s long-term goal is to consistently grow sales and earnings faster than its industry peers and to out-perform a broader peer group of similarly sized companies involved in the development, manufacturing and/or retailing of home furnishings and other consumer durable products. Our compensation programs are largely performance-oriented — with bonus payouts dependent upon annual financial performance — and with the actual value realized from long-term incentive awards dependent upon both long-term financial and stock price performance. As a result, total compensation for named executive officers and other senior leaders varies from the bottom quartile of the market (when performance is below expectations) to the top quartile of the market (when performance exceeds expectations).

          The outcomes for the past seven years from 2007-2013 have demonstrated our commitment to pay and performance alignment, most notably with bonus payouts varying in direct correspondence with overall growth in profit, as outlined in the chart below.

          In addition, the value delivered from long-term incentive (LTI) awards varies with the stock price in order to align our executives with shareholders. Stock option grants will only deliver value if the stock price increases from the date of grant. Furthermore, for LTI awards granted in 2011-2013, approximately 50% of the value of the grants was delivered in performance-vested shares that are subject to the achievement of pre-defined financial goals. The awards granted in 2011 paid out slightly below target (85% of target) based on the following performance through 2013:

•	Market share increased to 5.1%, driven by revenue compound annual growth rate (CAGR) of 17% in 2011-2013.

•	Free-cash flow generation of $114 million from March 2011 to fiscal year end 2013.

          The performance-vested shares granted in 2012 and 2013 will be earned at fiscal year end 2014 and 2015 respectively, based on the achievement of goals for 2014 market share, 2015 revenue, and 2015 NOP margin. We believe this design demonstrates the strong alignment of Select Comfort’s NEO compensation with long-term performance metrics important to shareholders.

          With regards to specific action taken in 2013, the Compensation Committee made the following decisions for our NEOs:

•

Base Salaries: The Committee seeks to set base salaries near the median of the market for comparable positions. In 2013, the Committee increased the salary for the recently promoted CEO, Shelly Ibach, by 13% to a level just above the 25th percentile of the market. Other NEOs received increases in the range of 5%-9% while keeping salaries close to the median of the market.

•

Annual Cash Incentive Compensation: The annual cash incentives paid to NEOs are totally performance-based and represent a significant percentage of each individual’s total compensation. Target bonus percentage of salary was increased from 75% to 100% for the recently promoted CEO, Shelly Ibach, while target bonus% of salary for other NEOs did not change. We did not achieve the threshold level of Net Operating Profit in 2013, and we therefore paid no annual incentive to any NEO. The resulting actual total cash compensation for each NEO was below the 25th percentile of the market.

•

Long-Term Equity-Based Incentive Compensation: In 2013, we continued to grant long-term incentive value in a 50% / 50% mix of options and performance-vested shares. The 2013 performance-vested shares will be earned based on 2015 revenue and NOP margin. In order to move total compensation closer to the median of the market, grant values for most NEOs increased by 11% - 62% in 2013. The grant values increased by large percentages for executives that were recently promoted to new senior executive roles. We delivered the majority of the increased pay for those promoted to senior executive roles in long-term incentive value in order to ensure strong pay and performance alignment over the long-term. The ultimate value realization will depend on financial and stock price performance through fiscal year end 2015.

          The Board of Directors and management of Select Comfort are highly committed to building on the outstanding performance achieved in recent fiscal years and to achieving its long-term goal to consistently grow sales and earnings faster than its industry peers and to out-perform a broader peer group of similarly sized companies involved in development, manufacturing and/or retailing of home furnishings and other consumer durable products.

          The following discussion provides (1) an overview of the Management Development and Compensation Committee of our Board of Directors, (2) a discussion of the philosophy and objectives of our compensation programs for senior management, and (3) a discussion of each material element of these compensation programs and the process used to determine the amounts of these elements.

Role of the Management Development and Compensation Committee, Senior Management, and the Committee’s Independent Consultant

          The Management Development and Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent, non-employee directors. The primary purpose of the Committee is to discharge the responsibilities of our Board relating to executive compensation and development of current and future leadership resources. The responsibilities of the Committee include:

•	Establishment of compensation strategies, processes, and programs for the Chief Executive Officer and other executive officers designed to motivate and reward superior company performance.

•	Leadership of the Board of Directors’ annual process to evaluate the performance of the Chief Executive Officer.

•

Review and approval of all compensation elements for the Chief Executive Officer and other executive officers including base salaries, annual cash incentive awards, equity-based awards, benefits, and perquisites.

•	Oversight of the annual cash incentive plan, long-term equity-based incentive plans, and major employee benefit programs.

•

Review of management development progress, organizational strategy, succession planning for key leadership positions, and overall talent depth to assure that talent formation processes are consistent with the company’s aggressive growth goals.

•	Establishment of the structure and amount of non-employee director compensation.

          The Committee has the authority under its charter to retain and consult with independent advisors to assist the Committee in fulfilling these responsibilities and duties. To maintain the independence of these advisors, the charter also provides that the use by the company of any of these advisors for work other than that expressly commissioned by the Committee must be approved in advance by the Committee.

          From 2010 through September 2013, the Committee engaged Semler Brossy as the Committee’s independent compensation consultant. In October 2013, the Committee conducted interviews with several independent compensation consultants before ultimately selecting the firm of Frederic W. Cook & Co., Inc. as its new independent compensation consultant. In the course of its engagement, the independent compensation consultant has generally:

•	Conducted, and reported to the Committee with respect to, a general assessment of each of the principal elements of the company’s executive compensation program;

•	Worked with the Committee and representatives of senior management to assess and refine the company’s peer group for ongoing comparative analysis purposes;

•	Advised the Committee in connection with the design of both the annual cash incentive plan and the long-term equity incentive program;

•

Provided the Committee with market data and trends and analyses utilizing both general industry survey information and peer group proxy information related to executive compensation levels and design; and

•	Provided advice and guidance to the Committee on pay actions for executives.

          In engaging compensation consultants, the Committee considers the consultant’s independence in light of SEC rules and NASDAQ listing standards. At the Committee’s request, the compensation consultants provided information addressing the independence of both the individual compensation advisors and the consulting firm, including the following disclosures: (1) any other services provided by the consulting firm to the company; (2) fees paid by the company as a percentage of the consulting firm’s total revenue; (3) policies and procedures adopted by the consulting firm to prevent conflicts of interest; (4) any business or personal relationships between the individual compensation advisors and a member of the Committee; (5) any company stock owned by the individual compensation advisors; and (6) any business or personal relationships between our executive officers and the individual compensation advisors or consulting firm. The Committee assessed these factors and concluded that the engagement of the independent compensation consultants does not raise any conflict of interest.

          The Committee usually meets four to six times per year in person or by telephone conference as needed. The Chairman of the Committee works with members of our senior management team and with the Committee’s independent compensation consultant to determine the agenda for each meeting. Following the development of the agenda, members of senior management and our human capital function, along with the Committee’s independent compensation consultant, prepare materials for each meeting of the Committee. These materials are typically reviewed with the Chair of the Committee in advance of distribution to the entire Committee.

          Our Chief Executive Officer, other members of our management team involved in the development and administration of our compensation programs and the Committee’s independent compensation consultant may be invited to attend all or a portion of a Committee meeting, depending on the nature of the agenda. The Committee also typically meets in executive session without any members of management present.

          Neither our Chief Executive Officer nor any other member of our management team votes on any matters before the Committee. The Committee, however, solicits the views of our Chief Executive Officer on compensation matters generally, and particularly with respect to the compensation of members of the senior management team reporting to the Chief Executive Officer. The Committee also solicits the views of other members of senior management and our human capital department with respect to key compensation elements and broad-based employee benefit plans.

Compensation Philosophy and Objectives

          Our compensation philosophy and objectives may be summarized as follows:

•	Competitive Compensation. As a growth-oriented company, we need to attract, retain and motivate executives and key employees with the capability to enable us to achieve significantly greater scale.

•

Performance-Based Compensation. We favor variable compensation tied to company results over fixed compensation. We target total direct compensation near the market median, with the opportunity to earn total compensation above the market median when company and/or individual performance exceeds objectives.

•

Reward both Company-Wide and Individual Achievement. In determining short-term and long-term incentive awards, emphasis is placed on company performance. However, significant differentiation can occur, primarily with respect to merit increases in base salaries and in long-term equity awards, based on individual performance and potential.

•

Emphasize Stock Ownership. We believe that employee stock ownership is a valuable tool to align the interests of employees with those of shareholders. The company has established specific stock ownership objectives for company officers as well as for members of the Board of Directors. The company has historically provided a variety of means for broader stock ownership by employees at all levels, including through our long-term incentive plans and our 401(k) savings plan.

Corporate Governance Framework

          In order to meet the key objectives of our executive compensation program, and to mitigate risk from our compensation practices and principles, the company has adopted a strong corporate governance framework that includes the components described below.

•

Stock Ownership Guidelines. We have established stock ownership guidelines for our executive officers to further align the interests of our executives with those of our shareholders. Within five years of assuming the position, executive officers are expected to achieve and maintain equity ownership at the following levels:

	o	CEO: 5x base salary

	o	All other executive officers: 3x base salary

For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned and (2) vested stock options after taxes at an estimated effective tax rate of 40%.

•

Share Retention Requirement. Any executive officer who has not achieved the foregoing ownership objective by the required time period will not be permitted to sell any shares except to the extent required to pay the exercise price, transaction costs and taxes applicable to the exercise of stock options or the vesting of restricted shares. Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any executive officer.

•

Clawback Provision. Our Amended and Restated 2010 Omnibus Incentive Plan, which governs both our annual cash incentive program as well as our long-term equity incentive program, includes a “clawback” provision. Under this provision, the Committee may cause any rights or awards under the plan to be terminated or forfeited, and may cause a participant to return to the company any shares received, any profits or any other economic value realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards, if a participant has taken any action that would constitute “cause” or an “adverse action.” In addition, the plan incorporates the Sarbanes-Oxley Act of 2002 automatic forfeiture standard for certain participants in connection with material noncompliance, as a result of misconduct, resulting in an accounting restatement. In addition, all awards under the Amended and Restated 2010 Plan will be subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable award agreement.

•

Double-Trigger Vesting. Under the Amended and Restated 2010 Omnibus Incentive Plan, an executive’s unvested equity awards will vest upon a change in control only if the executive also experiences a qualifying termination of employment (or a significant diminution in role).

•

No Stock Option Re-Pricing. The company’s equity incentive plans do not permit us to reprice stock options without shareholder approval or to grant stock options with an exercise price below fair market value.

•	No Tax Gross-Ups. The Company generally does not provide tax gross-ups on any benefits or perquisites, including severance payments and benefits received following a change in control.

•

No Hedging or Pledging of Company Stock. Directors, officers and other employees whose duties regularly bring them into contact with confidential or proprietary information are prohibited from engaging in (i) any form of hedging or monetization transactions involving the company’s securities, (ii) short sales of the company’s securities, (iii) trading in options, puts, calls or other derivatives of the company’s securities, and (iv) any form of pledging of the company’s securities.

•	Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant who performs services only for the Compensation Committee.

Consideration of 2013 Say on Pay Advisory Vote

          At our 2013 Annual Meeting, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our NEOs, or a “say on pay” vote. Over 98% of the votes cast by our shareholders were in favor of the “say on pay” vote. The Committee generally believes that these voting results affirm shareholder support of our approach to executive compensation. Therefore, the Committee did not believe it was necessary to, and did not, make any changes to our executive compensation program in response to the shareholder vote.

Compensation Program Elements

          Our executive compensation program currently consists of the following key elements:

1.	Base salary;

2.	Annual cash incentive compensation;

3.	Long-term equity-based incentive compensation;

4.	Severance compensation upon termination of employment under certain circumstances;

5.	Broad-based benefit plans available to other employees generally; and

6.	Limited perquisites.

Each of these elements, and in particular the first three elements listed above, are essential in our efforts to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and drive long-term value for our shareholders. As mentioned earlier, and to further establish alignment with our shareholders, we have stock ownership requirements for senior management. We do not have employment agreements with any of our executive officers that provide for continued employment for any period of time.

          Peer Group and Benchmarking. The Committee annually reviews the total compensation program for each of the company’s executive officers. The independent compensation consultant provides relevant market data and trends for the Committee to consider, and the Committee compares each element of total compensation against this market data as it makes compensation decisions relative to the company’s executive officers.

          The market data and trends are developed from both the Towers Watson Compensation Data Bank (CDB), General Industry Executive Compensation Survey Report and an industry peer group. The Committee, in consultation with the independent compensation consultant, annually reviews the composition of the industry peer group, which generally consists of our industry peers, as well as a broader peer group of similarly sized companies involved in development, manufacturing and/or retailing of home furnishings and other consumer durable products, with which we compete for talent and for shareholder investments. The Committee has a preference to focus the peer group on household and consumer durable product companies, but has also expanded the peer group to include other retailers in order to ensure an appropriate number of companies for benchmarking purposes. As a result, at the end of 2012, for use in 2013 and thereafter, the Committee adopted a peer group including the following 19 companies:

•	Ann Inc.	•	lululemon athletica inc.
•	Chico’s FAS Inc.	•	Lumber Liquidators Holdings, Inc.
•	Columbia Sportswear Co.	•	Mattress Firm Holding Corp.
•	Deckers Outdoor Corp.	•	Pier 1 Imports, Inc.
•	Ethan Allen Interiors Inc.	•	Polaris Industries Inc.
•	Express Inc.	•	Sealy Corp.*
•	Haverty Furniture Companies, Inc.	•	Steven Madden Ltd.
•	Jos. A. Bank Clothiers Inc.	•	Tempur-Pedic International Inc.*
•	Kirkland’s Inc.	•	Williams-Sonoma Inc.
•	La-Z-Boy Incorporated

* Compensation analysis used to evaluate 2013 NEO compensation levels was based on proxy statements filed by both Sealy Corp. and Tempur-Pedic International before the March 2013 acquisition. As a result, both companies are listed separately above, even though the combined entity is now Tempur Sealy International.

          With the assistance of the independent compensation consultant, the Committee values the total compensation of the executive officers in two ways, including the targeted compensation opportunity and the current actual compensation. The targeted compensation opportunity includes current base salary, targeted annual incentive compensation, and targeted annual equity award values. The current actual pay includes current base salary, the most recent actual bonus payout and the most recent equity awards reflecting any performance-based adjustments. The competitive position of the compensation for the executive officers is considered from both of these perspectives. This competitive analysis is just one factor considered when making compensation decisions.

          Base Salary. Base salaries for executive officers are reviewed after the end of each fiscal year. When making decisions on base salaries, the Committee considers both the external market data noted above as well as a variety of internal criteria, including: (1) each executive officer’s scope of responsibilities; (2) each executive officer’s qualifications, skills and experience; (3) internal pay equity among senior executives; and (4) individual job performance, including both impact on current financial results and contributions to building longer-term competitive advantage and shareholder value. No specific formula or weight is applied to the various criteria considered. Annual increases in base salary are primarily driven by evaluations of individual performance and where each executive stands in relation to internal and external comparators.

          The table below provides detail for salary actions taken in March of 2013. These salary increases for several NEOs reflected their growth in new roles at the senior executive level. Even with higher than normal merit adjustments, the resulting 2013 salaries for NEOs were between 10% to 18% below the median of the market.

($000s)

Name	Title	Salary
		2012	2013	% Increase
Shelly R. Ibach	President and CEO	$600	$680	13.3%
Wendy L. Schoppert	EVP and CFO	$352	$373	6.0%
Kathryn V. Roedel	EVP, Chief Services and Fulfillment Officer	$355	$373	5.1%
Andrew P. Carlin	SVP, Chief Sales Officer	$300	$315	5.0%
Andrea L. Bloomquist	SVP, Chief Product Officer	$276	$300	8.9%

Salaries above are represented at the annual rates effective March 4, 2012 and March 31, 2013. These values are different from the Summary Compensation Table, which represents actual salary earned.

          Annual Cash Incentive Compensation. The annual cash incentive is designed to drive company-wide performance for the relevant fiscal year at or above the company’s stated long-term growth and profitability objectives. Consistent with the company’s performance-based compensation philosophy, the annual cash incentive program is designed to deliver compensation near the market median for achievement of targeted financial objectives, and total compensation can exceed the median for above-target performance or fall below median for below-target performance.

          At the beginning of each fiscal year, the Committee determines the four principal elements of the annual bonus plan for the coming fiscal year, including: (1) the performance goals, (2) the split between company-wide performance goals and individual performance goals (if any), (3) the target bonus levels, and (4) the leverage curve for bonus payouts which are above or below target.

•

Performance Goals. The Committee determines both the type and the specific targets of the performance goals for each fiscal year. Since 2001, the Committee has selected annual Net Operating Profit (“NOP”) as the primary company performance measure based on its belief that this single goal provides a balanced focus on both revenue growth and improved profitability. The NOP target is always determined by the Committee with consideration for performance after deduction of all bonus payments.

•

Split between Company-Wide Goals and Individual Goals. The Committee is authorized to use both company-wide performance goals and individual performance goals in the annual bonus plan design. In order to unite the executive officers and all other employees to focus on the urgency of company-wide objectives, the Committee has typically chosen to base the annual bonus plan entirely on company-wide performance goals for all participants, and this has been the case in each of the recent fiscal years.

•

Target and Actual Bonus Levels. For 2013, Ms. Ibach’s target bonus level was increased to 100% of base salary in order to position her target direct total compensation between the 25th percentile and median of the market. Target bonus levels were maintained at 60% for Executive Vice Presidents and 55% for Senior Vice Presidents, consistent with prior years. These target bonus levels are reviewed annually in comparison with the peer group and general industry market data identified above, and are designed to deliver compensation consistent with our stated philosophy. The table below provides detail for the 2013 target bonus and target total cash compensation levels for NEOs, as well as consideration for actual cash compensation with no annual incentive for 2013 performance. Both outcomes are consistent with our compensation payout philosophy, which is to pay close to the median of the market for target performance, and below the median of the market for below target performance. With the zero annual incentive payout for 2013, cash compensation (base and annual incentive) was below the 25th percentile of the market.

($000s)
Name	Title	Target Bonus
		2013		2013 Target Total Cash	2013 Actual Total Cash
		% of Salary	$
Shelly R. Ibach	President and CEO	100%	$680	$1,360	$680
Wendy L. Schoppert	EVP and CFO	60%	$224	$597	$373
Kathryn V. Roedel	EVP, Chief Services and Fulfillment Officer	60%	$224	$597	$373
Andrew P. Carlin	SVP, Chief Sales Officer	55%	$173	$488	$315
Andrea L. Bloomquist	SVP, Chief Product Officer	55%	$165	$465	$300

Cash compensation numbers above represent annualized pay levels for both target and actual, as adjusted for no bonus payout.

•

Leverage Curve of the Bonus Payout. The Committee seeks to set the leverage curve of the bonus payout, or the percentage of incremental NOP that is used to fund the overall bonus pool, in a manner that both provides a strong incentive for achievement of stretch performance objectives and a reasonable sharing rate of incremental NOP. For 2013, the leverage curve of the bonus plan was 30% of incremental NOP. Our plan provides for up to 250% of target payout opportunity for maximum NOP performance, and no payout if threshold levels of NOP are not achieved.

In 2013, we did not achieve the pre-established threshold level of NOP performance required to begin paying annual incentive awards, and therefore no annual incentive was paid to any NEOs for 2013 performance. Our actual NOP of $90 million was below the threshold, which for 2013 was established at $134 million. This threshold level of NOP for 2013 was set at 7% growth from 2012 adjusted NOP, and our target NOP was further set at 23% growth from 2012.

          Long-Term Equity-Based Incentive Compensation. The company makes long-term, equity-based incentive compensation grants to its executive officers and other employees in order to align their interests with those of our shareholders, as well as to provide total compensation which is competitive in the marketplaces in which the company competes for top talent. The Committee seeks to grant equity awards designed to provide total direct compensation that is near the market median, with the potential for upside or downside earning opportunity for over or under achievement of long-term performance targets. As the company offers no pension plan, this equity-based pay component is an important enabler of retirement security for executives and other employees who have dedicated a significant portion of their working career to our business.

          Executive officers and other key employees are eligible for equity-based grants upon joining the company and thereafter on an annual basis. In determining the economic value of equity awards to be granted to executive officers, the Committee considers primarily the competitive position of each executive officer’s targeted total direct compensation, including the current value of proposed equity awards, in relation to market data. The Committee also considers a variety of other factors, including (i) recent organizational performance relative to the peer group, (ii) individual performance, including levels of responsibility, and the individual’s impact on current results and our long-term competitive position, (iii) prior awards, including the number of shares awarded and the accumulated “holding power” of unvested equity to motivate both performance and retention, and (iv) the dilutive impact of equity awards in relation to market data. Our long-term equity-based incentive grants have generally been one of the means to provide differentiation in rewards based on the Committee’s assessment of overall performance.

          The company has historically granted both (i) standard stock option awards with an exercise price equal to the fair market value on the date of grant, typically vesting ratably over a period of years, and (ii) “full value” restricted stock awards, typically vesting 100% at the end of a period of years from the date of grant. In recent years, consistent with the company’s emphasis on performance-based compensation, the full value restricted stock awards granted to executive officers have generally been “performance shares” subject to adjustment based on actual performance versus targets established at the date of grant.

          For the 2013 long-term incentive program, the Committee has maintained a 50%/50% mix of stock option award value and performance-based restricted stock award value. The performance-based restricted stock awards are subject to adjustment based on the company’s actual performance versus annual sales and operating margin performance objectives at the end of 2015.

          The table below provides detail for total grant value of long-term incentives (LTI) awarded in 2012 and 2013. In order to position target total direct compensation (TDC) closer to the median of the market, the Committee increased target LTI values by 11% - 62% for most NEOs in 2013. These year over year changes in grant values were largely the result of higher award values for NEOs that were recently promoted to new senior executive roles. The resulting target total direct compensation for the CEO was 23% below the median of the market, and other NEOs were close to the median of the market.

($000s)

Name	Title	LTI Target Grant Value			2013 Target TDC
		2012	2013	% Increase
Shelly R. Ibach	President and CEO	$900	$1,100	22.2%	$2,460
Wendy L. Schoppert	EVP and CFO	$377	$500	32.6%	$1,097
Kathryn V. Roedel	EVP, Chief Services and Fulfillment Officer	$475	$400	‐15.8%	$997
Andrew P. Carlin	SVP, Chief Sales Officer	$210	$300	42.9%	$788
Andrea L. Bloomquist	SVP, Chief Product Officer	$185	$300	62.2%	$765

LTI grant values are converted to a number of shares using a 20‐day average stock price leading up to date of grant in order to mitigate short‐term stock price volatility. As such, values in the table above are different from the grant date fair values in the Summary Compensation Table.

LTI grant value for Ms. Roedel was below 2012 level because she received a special, one‐time award of $125k in May of 2012 in recognition of new responsibilities. Without consideration for this award, her annual LTI value in 2013 would have followed a similar trend as other NEOs.

          Performance-vested share payouts. The performance-vested shares granted in May 2011 were earned at 85% of target based on market share and free cash flow performance through 2013. These awards will become vested based on continued service through May 2015. The table below provides more context for performance goals, actual performance, and resulting payouts.

	Market Share	Free Cash Flow	Payout % of Target
Threshold	4.2%	$86.0	25%
Below Target	4.5%	$100.0	50%
Target	5.0%	$143.0	100%
Maximum	6.0%	$186.0	150%

Actual Performance	5.1%	$113.8
Payout % of Target	104%	66%	85%

For market share, the threshold was set consistent with actual performance through fiscal year end 2010, such that shares would only be earned for increase in market share. As of fiscal year end 2013, market share of 5.1% was achieved, driven by revenue CAGR of 17% from 2011-2013, and 104% of target payout was earned for this metric.

Free Cash Flow increased by $114 million and this generated a 66% payout. The Free Cash Flow goal was measured starting March of 2011 in order to maintain 162(m) compliance for awards that were granted in May 2011.

The average of these two performance scores resulted in an 85% of target payout for the total award.

The performance-vested shares granted in 2012 will be earned based on 2014 market share, and the performance-vested shares granted in 2013 will be earned based on 2015 revenue and NOP margin.

          In May of 2010, shareholders approved the Select Comfort Corporation 2010 Omnibus Incentive Plan, which governs not only our annual cash incentive program, but also our long-term equity incentive program for grants in 2010 and subsequent years. In May of 2013, shareholders approved an amendment that allowed for additional shares to be granted from the plan. The amended plan also included other immaterial amendments such as (i) the addition of certain minimum vesting and minimum performance period requirements; (ii) the expansion of the “clawback” provision to include any clawback policy of the company that may be in effect from time to time and any clawback provision that may be included in an award agreement; and (iii) changes designed to conform to regulations related to deferred compensation.

          Severance Compensation. In February of 2007, the Committee adopted the Select Comfort Corporation Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan establishes severance benefits payable to the CEO and other executive officers upon termination of their employment by the company without cause. Under the Severance Plan, upon termination of employment by the company without cause, the CEO would be entitled to a base amount of severance pay equal to (a) two times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination. Each of the other NEOs, upon termination of employment by the company without cause, would be entitled to a base amount of severance pay equal to (a) one times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination. None of the amounts payable under the Severance Plan are subject to any “gross-up” for tax purposes in the event of the applicability of any excise or similar taxes.

          In addition to the severance compensation described above, the Severance Plan provides for reimbursement of the cost of “COBRA” medical and dental continuation coverage, less the amount paid by an active full-time employee for the same level of coverage, until the earlier of: (i) the end of the period of time reflected in the base severance compensation (i.e., two years for CEO and one year for the other NEOs); (ii) the end of the participant’s eligibility for COBRA continuation coverage; or (iii) the date the participant becomes eligible to participate in another group medical plan or dental plan, as the case may be. The Severance Plan also provides for outplacement services in an amount up to $15,000 for the CEO and up to $10,000 for other senior executives.

          Severance benefits are only payable in the event of the eligible employee’s termination of employment by the company without cause or by the employee for “good reason” as defined by the Severance Plan. No severance payment would be triggered solely by a change-in-control of the company. The Severance Plan does provide, however, that during a 24-month period following a change-in-control of the company, the company may not terminate the Severance Plan and may not reduce the severance benefits payable to participants who are employed by the company immediately prior to the change-in-control.

          The Severance Plan was adopted in order to establish consistent severance benefits for senior executives and to establish a plan that would comply with anticipated new regulations under Internal Revenue Code Section 409A applicable to deferred compensation. Prior to the adoption of the Severance Plan some, but not all of our senior executives were entitled to severance benefits pursuant to their employment offer letters. The Severance Plan provides more uniform benefits across the senior management team. No participant would receive less under the Severance Plan than he or she would be entitled to under his or her individual offer letter, and any such payment under an individual offer letter would be deducted from the amount payable under the Severance Plan.

          In developing the Severance Plan and determining the benefits payable under the Severance Plan, the Committee considered broad-based data received from an independent compensation consultant relative to typical severance benefits and concluded that the benefits payable under the Severance Plan were generally at or below the broad-based data.

          Benefits and Perquisites. Our executive officers generally receive the same menu of benefits as are available to other full-time employees, including but not limited to the following:

•

401(k) Plan. All of our full-time employees age 21 and older are eligible to participate in our 401(k) savings plan. The 401(k) plan includes company stock as an investment option, providing another opportunity for our senior executives and other employees to build stock ownership in our company. The company has historically provided a discretionary match of a portion of employee contributions, at levels that have fluctuated.

•

Non-Qualified Deferred Compensation Plan. Our director-level and above employees may defer a portion of their compensation under a non-qualified deferred compensation plan that offers a range of investment options similar to those available under our 401(k) plan. The company does not contribute any compensation to this plan.

          As the company provides no pension plan, we believe the 401(k) plan and the non-qualified deferred compensation plan are important elements in retirement planning for executives and other employees.

          We generally avoid special executive perquisites. We do offer two executive benefits to senior management that are designed to address specific corporate purposes:

•

Annual Physical Exam. Members of our senior management team are encouraged to annually undergo a comprehensive physical examination. The company offers several executive physical options, which generally range in cost from $2,300 to $4,000. These costs, after insurance coverage, are paid by the company and constitute taxable wages to the executive that are not “grossed up” for tax purposes. This benefit is designed to promote preventive care, enhance the health and wellness of senior management and to catch potential health issues at an early stage.

•

Tax and Financial Planning. Members of our senior management team are eligible for reimbursement of expenses for tax and financial planning services up to $7,500 per year for the CEO and up to $4,000 per year for executive or senior vice presidents. Amounts reimbursed under this benefit represent taxable wages that are not “grossed up” for tax purposes. This benefit is designed to enhance financial planning, to avoid distraction of members of the senior management team and to promote tax compliance.

Chief Executive Officer Compensation and Performance

          The compensation for Shelly R. Ibach, our President and Chief Executive Officer, consists of an annual base salary, annual cash incentive compensation and long-term equity-based incentive compensation. The Committee determines the level for each of these compensation elements using methods consistent with those used for the company’s other senior executives, including the assessment of individual performance and review of competitive data. The Committee evaluates Ms. Ibach’s performance by soliciting input from all members of the Board as well as members of the senior management team. The Board also assesses Ms. Ibach’s performance against objectives incorporating key operational and strategic factors, including growth, profitability, product innovation, advancement of strategic initiatives, organizational development and investor relations. The CEO performance feedback from all independent Board members is consolidated into a detailed performance review which is the basis of a full Board discussion in Executive Session led by the Chair of the Committee. The Board’s assessment of Ms. Ibach’s performance is a major consideration in determining any compensation adjustments for the coming year.

Stock Ownership Guidelines

          Under stock ownership guidelines established by the Board, within five years of assuming the position, the CEO is expected to achieve and maintain stock ownership equal to five times base salary and all other executive officers are expected to achieve and maintain stock ownership equal to three times their base salaries. For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned (without regard to restrictions on transfer) and (2) vested stock options after taxes at an estimated effective tax rate of 40%. The fair market value of stock options shall mean the then-current market price less the exercise price.

          Any executive officer who has not achieved the foregoing ownership objective by the required time period will not be permitted to sell any shares except to the extent required to pay the exercise price, transaction costs and taxes applicable to the exercise of stock options or the vesting of restricted shares. Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any executive officer.

Tax and Accounting Implications

          Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code requires that we meet specific criteria, including shareholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to our Chief Executive Officer and each of our three other most highly compensated executives (other than the Chief Financial Officer). Our equity-based incentive plans and our annual cash bonus plan are designed to permit the grant and payment of equity or cash incentive awards that are fully deductible as performance-based compensation under the Internal Revenue Code. In reviewing and adopting other executive compensation programs, the Committee plans to continue to consider the impact of Section 162(m) limitations in light of the materiality of the deductibility of potential benefits and the impact of such limitations on other compensation objectives. Because the Committee seeks to maintain flexibility in accomplishing the company’s compensation goals, however, it has not adopted a policy that all compensation must be fully deductible.

COMPENSATION COMMITTEE REPORT

          The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Management Development and Compensation Committee

Michael A. Peel, Chair
Stephen L. Gulis, Jr.
David T. Kollat
Brenda J. Lauderback

          The foregoing Compensation Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Summary Compensation Table

          The following table summarizes the total compensation paid or earned by each of the named executive officers for the 2013 fiscal year ended December 28, 2013 (and for the 2012 and 2011 fiscal years if the individual was a named executive officer in those years, respectively). The details of our named executive officers’ compensation are discussed in detail in the Compensation Discussion and Analysis beginning on page 27.

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non- Equity Incentive Plan Compensa- tion(2) ($)	All Other Compensa- tion(3) ($)	Total ($)
Shelly R. Ibach President and CEO	2013	$660,000	---	$460,553	$441,184	---	$15,150	$1,576,887
	2012	$522,061	---	$466,316	$501,126	$473,170	$11,436	$1,974,109
	2011	$385,579	---	$258,328	$155,996	$604,153	$10,957	$1,415,013

Wendy L. Schoppert EVP and CFO	2013	$367,750	---	$209,080	$200,347	---	$12,339	$789,516
	2012	$346,461	---	$211,627	$229,260	$264,987	$10,250	$1,062,585
	2011	$303,027	---	$142,916	$140,894	$437,691	$9,141	$1,033,669

Kathryn V. Roedel EVP, Chief Services and Fulfillment Officer	2013	$368,713	---	$167,649	$160,383	---	$9,170	$705,915
	2012	$352,379	---	$255,038	$272,924	$269,697	$8,456	$1,158,494
	2011	$334,157	---	$149,037	$146,950	$500,964	$8,067	$1,139,175

Andrew P. Carlin SVP, Chief Sales Officer	2013	$311,250	---	$125,255	$120,419	---	$9,681	$566,605

Andrea L. Bloomquist SVP, Chief Product Officer	2013	$293,750	---	$125,255	$120,419	---	$11,621	$551,045

(1)

Reflects the aggregate grant date fair value of stock and option awards granted during fiscal years 2013, 2012 and 2011, computed in accordance with FASB ASC Topic 718. See Note 10, Shareholders’ Equity, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, for a discussion of the relevant assumptions used in calculating these amounts.

The “Stock Awards” column includes performance stock awards. The amounts included for the performance stock awards represent the grant date fair value assuming the achievement of the target performance award level. The following table presents the grant date fair value of the performance stock awards included in the “Stock Awards” column and the maximum grant date fair value of these awards assuming that the highest level of performance conditions would be achieved.

	2013		2012		2011
	Grant Date Fair Value	Maximum Value	Grant Date Fair Value	Maximum Value	Grant Date Fair Value	Maximum Value
Ms. Ibach	$460,553	$921,106	$466,316	$699,474	$158,228	$237,342
Ms. Schoppert	$209,080	$418,160	$211,627	$317,441	$142,916	$214,374
Ms. Roedel	$167,649	$335,298	$255,038	$382,557	$149,037	$223,556
Mr. Carlin	$125,255	$250,510	---	---	---	---
Ms. Bloomquist	$125,255	$250,510	---	---	---	---

(2)	Represents annual incentive compensation earned under the Select Comfort Corporation Executive and Key Employee Incentive Plan (the “Plan”). No amounts were earned under the Plan for fiscal year 2013.

(3)

All other compensation includes the costs of (i) reimbursement for personal financial planning and tax advice; (ii) company sponsored physical exam; and (iii) company contribution to the executive’s 401(k) account.

Grant of Plan-Based Awards

          The following table summarizes grants of equity and non-equity plan-based awards to each of the named executive officers during the 2013 fiscal year ended December 28, 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Shelly R. Ibach		$131,692	$658,462	$1,646,154
	4/1/13				5,975	23,900	47,800				$460,553
	4/1/13								41,950	$21.15	$441,184

Wendy L. Schoppert		$44,082	$220,408	$551,019
	4/1/13				2,713	10,850	21,700				$209,080
	4/1/13								19,050	$21.15	$200,347

Kathryn V. Roedel		$44,206	$221,030	$552,575
	4/1/13				2,175	8,700	17,400				$167,649
	4/1/13								15,250	$21.15	$160,383

Andrew P. Carlin		$34,206	$171,029	$427,572
	4/1/13				1,625	6,500	13,000				$125,255
	4/1/13								11,450	$21.15	$120,419

Andrea L. Bloomquist		$32,260	$161,298	$403,245
	4/1/13				1,625	6,500	13,000				$125,255
	4/1/13								11,450	$21.15	$120,419

(1)

This represents the annual cash incentive opportunity for 2013 under the Select Comfort Corporation Executive and Key Employee Incentive Plan. The actual amounts paid out under this plan for 2013 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The threshold reflects the amount that would be payable under the plan if the minimum performance level is achieved for company-wide performance goals. If the minimum performance level for payment of the threshold amount is not achieved, then no bonus would be payable under the plan.

(2)

These awards represent performance stock awards described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Equity-Based Incentive Compensation.” The target number of shares may be adjusted based on company performance during the performance period which ends January 2, 2016 (fiscal 2015 year-end). The adjusted amount of the award then fully vests after three years from the grant date. If any dividends are paid on our common stock, the holders of the performance stock awards would receive dividends at the same rate as paid to other shareholders if and when the performance stock award becomes fully vested.

(3)

These awards represent stock options described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Equity-Based Incentive Compensation.” These stock options have an exercise price of $21.15, which is higher than the $19.27 closing trading price of the company’s common stock on the grant date. The options become exercisable in installments of one-third of the options awarded on each of the first three anniversaries of the grant date. These options remain exercisable for up to 10 years from the grant date, subject to earlier termination upon certain events related to termination of employment.

(4)

The effective grant date of options in 2013 was several weeks later than in 2012 to align with the company’s performance review schedule. The Committee wanted to eliminate the potential benefit from timing that NEOs could have received from a decline in stock price between the date of approval of the grants and the effective grant date. Therefore, the exercise price selected was the higher of the closing market price on February 19, 2013 (the date of the Committee’s original approval) and the effective date of grant, April 1, 2013. Accordingly, the closing price on February 19, 2013 of $21.15 was selected as the exercise price.

(5)

Reflects the grant date fair value computed in accordance with FASB Accounting ASC Topic 718. The valuation on performance-based awards reflects the target payout as the performance criteria has not yet been achieved.

Outstanding Equity Awards at Fiscal Year-End

          The following table summarizes the total outstanding equity awards for each of the named executive officers as of December 28, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Shelly R. Ibach	14,500	---	$18.22	4/2/2017	---	---	---	---
	25,000	---	$10.63	11/27/2017	---	---	---	---
	6,610	---	$3.76	3/7/2018	---	---	---	---
	6,250	---	$0.94	6/1/2019	---	---	---	---
	7,500	---	$0.79	6/18/2019	---	---	---	---
	27,375	8,438(1)	$9.75	6/4/2020	---	---	---	---
	---	---	---	---	11,250(2)	$238,725	---	---
	7,019	7,019(3)	$17.34	5/11/2021	---	---	---	---
	---	---	---	---	7,770(4)	$164,879	---	---
	---	---	---	---	7,000(5)	$148,540	---	---
	4,475	13,425(6)	$28.99	2/23/2022	---	---	---	---
	---	---	---	---	---	---	9,600(7)	$203,712
	3,381	10,145(8)	$25.99	6/1/2022	---	---	---	---
	---	---	---	---	---	---	7,234(9)	$153,505
	---	41,950(10)	$21.15	4/1/2023	---	---	---	---
	---	---	---	---	---	---	5,975(11)	$126,790

Wendy L. Schoppert	22,500	---	$24.65	3/2/2016	---	---	---	---
	---	6,750(1)	$9.75	6/4/2020	---	---	---	---
	---	---	---	---	9,000(2)	$190,980	---	---
	---	6,340(3)	$17.34	5/11/2021	---	---	---	---
	---	---	---	---	7,018(4)	$148,922	---	---
	3,425	10,275(6)	$28.99	2/23/2022	---	---	---	---
	---	---	---	---	---	---	7,300(7)	$154,906
	---	19,050(10)	$21.15	4/1/2023	---	---	---	---
	---	---	---	---	---	---	2,713(11)	$57,570

Kathryn V. Roedel	11,400	---	$24.65	3/2/2016	---	---	---	---
	5,376	---	$0.94	6/1/2019	---	---	---	---
	20,000	---	$0.79	6/18/2019	---	---	---	---
	35,812	8,438(1)	$9.75	6/4/2020	---	---	---	---
	---	---	---	---	11,250(2)	$238,725	---	---
	6,612	6,612(3)	$17.34	5/11/2021	---	---	---	---
	---	---	---	---	7,319(4)	$155,309	---	---
	3,150	9,450(6)	$28.99	2/23/2022	---	---	---	---
	---	---	---	---	---	---	6,800(7)	$144,296
	1,041	3,124(8)	$25.99	6/1/2022	---	---	---	---
	---	---	---	---	---	---	2,228(9)	$47,278
	---	15,250(10)	$21.15	4/1/2023	---	---	---	---
	---	---	---	---	---	---	2,175(11)	$46,154

Outstanding Equity Awards at Fiscal Year-End, continued

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew P. Carlin	4,000	---	$3.76	3/7/2018	---	---	---	---
	10,500	---	$0.94	6/1/2019	---	---	---	---
	6,562	3,283(1)	$9.75	6/4/2020	---	---	---	---
	---	---	---	---	6,563(2)	$139,267	---	---
	1,700	1,700(3)	$17.34	5/11/2021	---	---	---	---
	---	---	---	---	1,895(4)	$ 40,212	---	---
	---	---	---	---	5,000(5)	$106,100	---	---
	750	2,250(6)	$28.99	2/23/2022	---	---	---	---
	---	---	---	---	---	---	1,700(7)	$36,074
	1,041	3,124(8)	$25.99	6/1/2022	---	---	---	---
	---	---	---	---	---	---	2,228(9)	$47,278
	---	11,450(10)	$21.15	4/1/2023	---	---	---	---
	---	---	---	---	---	---	1,625(11)	$34,483

Andrea L. Bloomquist	3,000	---	$3.07	5/5/2018	---	---	---	---
	1,750	---	$0.94	6/1/2019	---	---	---	---
	9,842	3,283(1)	$9.75	6/4/2020	---	---	---	---
	---	---	---	---	6,563(2)	$139,267	---	---
	1,550	1,550(3)	$17.34	5/11/2021	---	---	---	---
	---	---	---	---	1,724(4)	$ 36,583	---	---
	---	---	---	---	3,500(5)	$ 74,270	---	---
	750	2,250(6)	$28.99	2/23/2022	---	---	---	---
	---	---	---	---	---	---	1,700(7)	$36,074
	833	2,499(8)	$25.99	6/1/2022	---	---	---	---
	---	---	---	---	---	---	1,782(9)	$37,814
	---	11,450(10)	$21.15	4/1/2023	---	---	---	---
	---	---	---	---	---	---	1,625(11)	$34,483

(1)

These stock options were granted on June 4, 2010 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment. A portion of the award was subject to performance adjustments. The performance period was completed at the end of fiscal year 2010.

(2)

These restricted stock awards were granted on June 4, 2010 and vest 100% on June 4, 2014. A portion of the award was subject to performance. The performance period was completed at the end of fiscal year 2010.

(3)	These stock options were granted on May 11, 2011 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(4)

These performance stock awards were granted on May 11, 2011 and vest 100% on May 11, 2015, subject to continuing employment. The performance measurement period was completed at the end of fiscal year 2013.

(5)	These stock awards were granted on June 13, 2011 and vest 100% on June 13, 2015, subject to continuing employment.

(6)	These stock options were granted on February 23, 2012 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(7)

These performance stock awards were granted on February 23, 2012 and vest 100% on February 23, 2016, subject to continuing employment. The shares are reflected at the target award level. The performance period continues through fiscal 2014 year end.

(8)	These stock options were granted on June 1, 2012 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(9)

These performance stock awards were granted on June 1, 2012 and vest 100% on June 1, 2016, subject to continuing employment. The shares are reflected at the target award level. The performance period continues through fiscal 2014 year end.

(10)	These stock options were granted on April 1, 2013 and vest one-third each year on each of the first three anniversaries of the date of grant, subject to continuing employment.

(11)

These performance stock awards were granted on April 1, 2013 and vest 100% on April 1, 2016, subject to continuing employment. The shares are reflected at the threshold award level. The performance period continues through fiscal 2015 year end.

Option Exercises and Stock Vested

          The following table summarizes the stock options exercised and restricted stock awards vested for each of the named executive officers during the fiscal year ended December 28, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Shelly R. Ibach	---	---	27,500	$664,375
Wendy L. Schoppert	110,589	$1,573,619	25,000	$554,750
Kathryn V. Roedel	---	---	26,492	$640,105
Andrew P. Carlin	---	---	5,250	$116,498
Andrea L. Bloomquist	5,250	$104,470	3,500	$77,665

(1)

The value realized on the exercise of stock options for purposes of this table is based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The value realized on the vesting of stock awards for purposes of this table is based on the fair market value of our common stock on the date of vesting of the award.

Nonqualified Deferred Compensation

          The following table summarizes the aggregate earnings and balances for each of the named executive officers under the Select Comfort Executive Investment Plan, the company’s non-qualified deferred compensation plan (described in greater detail below), for the 2013 fiscal year ended December 28, 2013.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(1) ($)
Shelly R. Ibach	---	---	---	---	---
Wendy L. Schoppert	---	---	---	---	---
Kathryn V. Roedel	---	---	$2,009	---	$94,407
Andrew P. Carlin	$74,712	---	$17,501	---	$125,951
Andrea L. Bloomquist	---	---	---	---	---

(1)

Among the named executive officers, only Ms. Roedel and Mr. Carlin had account balances under the plan as of December 28, 2013. Ms. Roedel did not elect to make additional contributions (salary or bonus deferrals) to the plan in fiscal year 2013.

          As determined by the plan administrator each year, certain executive employees (for example, director level and above) may be eligible to participate in the Select Comfort Executive Investment Plan, a non-qualified deferred compensation plan. Under this plan, eligible employees may defer up to 50% of base salary and up to 75% of bonus compensation on a pre-tax basis. These voluntary employee salary and bonus deferrals are credited to the participant’s “savings account.” (Elective deferrals made by eligible employees prior to January 1, 2009 could have been credited to a “fixed period account.”) No employees were eligible to make deferrals of base salary or bonus during the 2009, 2010 and 2011 plan years and the first six months of the 2012 plan year.

          In addition to deferrals made by eligible employees, the company may elect to credit eligible employees with discretionary employer credits to a “retirement account.” The company has not elected to make any discretionary employer credits under this plan.

          A participant’s account under the plan is also credited with earnings credits which are based on deemed investment in a variety of funds made available by the plan administrator and which are currently similar to the investment fund options available under the company’s 401(k) plan. The participant selects the funds into which the account balance is deemed to be invested and these allocations may be changed by the participant at any time.

          Amounts credited to savings and retirement accounts are paid out no later than 90 days (or six months for executive officers) after the participant’s “termination date” (which means the date the participant separates from service as defined under Internal Revenue Code Section 409A). Payment of the fixed period account depends on the date (or dates) of distribution elected by the participant at the time he or she made the election to defer salary or bonus to a fixed period account. Distributions to the participant may be made in a lump sum payment or in annual installment payments. Prior to the termination date (or the fixed payment date of a fixed period account), a participant may be allowed to receive a lump sum distribution from his or her account in the event of certain unforeseeable emergencies. The participant’s account (if any) upon his or her date of death is paid in a lump sum to the participant’s plan beneficiary or beneficiaries.

Employment Letter Agreements, Severance Plan, Potential Payments upon Termination or Change in Control and Clawback Provisions

          Employment Offer Letters. All Select Comfort employees, including all executive officers, are “at will” employees, meaning that the employee or the company may terminate the employment relationship with or without cause and with or without notice, at any time at the option of either the employee or the company. No executive officer of the company has any contractual or other right to employment for any term or period of time. The company has issued employment offer letters to the currently employed named executive officers as described below.

          Shelly R. Ibach. Under an employment offer letter extended to Ms. Ibach, upon termination of her employment without cause, she is entitled to receive six months base salary as severance compensation, and if such termination occurs more than half-way through a fiscal year of the company, she is entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees. Any severance compensation payable under this offer letter would be subject to a standard release of claims and would also reduce by the same amount any amount payable under the company’s severance plan. This employment offer letter does not provide any contractual or other right to employment for any period of time.

          Kathryn V. Roedel. Under an employment offer letter extended to Ms. Roedel, upon the involuntary termination of Ms. Roedel’s employment following a change in control, or upon a termination without cause, she is entitled to one year’s salary as severance compensation, and if such termination occurs more than half-way through a fiscal year of the company, she is entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees. Any severance compensation payable under this offer letter would be subject to a standard release of claims and would also reduce by the same amount any amount payable under the company’s severance plan. This employment offer letter does not provide any contractual or other right to employment for any period of time.

Severance Plan

          Effective as of February 22, 2007, our Board of Directors adopted the Select Comfort Corporation Executive Severance Pay Plan (the “Severance Plan”), establishing severance benefits payable to the CEO and other executive officers upon termination of their employment by the company without cause or upon a resignation for “good reason” as defined by the plan. Prior to the adoption of the Severance Plan, some but not all of the senior executives were entitled to severance benefits pursuant to employment offer letters negotiated at the time of hire. The Severance Plan was adopted in order to (i) provide consistent severance benefits for the company’s senior executives and (ii) establish a plan that would comply with anticipated new regulations under Internal Revenue Code Section 409A applicable to deferred compensation.

          Compensation would only be payable under the Severance Plan upon termination of employment without “cause,” as defined in the plan, or in the event of a resignation for “good reason,” as defined by the plan. No compensation would be payable under the Severance Plan (i) upon termination of employment for cause, (ii) upon termination of employment due to the resignation, retirement or death of the employee, or (iii) solely due to a change in control of the company.

          Benefits under the Severance Plan are conditioned upon execution and delivery to the company of a general release of claims and return of any company property. In addition, any severance compensation remaining to be paid would be terminated in the event the release described above is declared invalid or is revoked or attempted to be revoked, or in the event of a violation by the employee of a non-compete or confidentiality agreement with the company. Each of the named executive officers has signed a non-compete agreement extending for one year following termination of employment and a confidentiality agreement of indefinite duration.

          For the CEO, the base severance compensation is equal to (a) two times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination. For each of the other named executive officers, the base severance compensation is equal to (a) one times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination. The base severance compensation would be paid in a lump sum within a reasonable time following the employee’s termination of employment and in no event later than March 1 of the year following the year during which the termination of employment occurs.

          In addition to the base severance compensation, the Severance Plan provides for reimbursement of the cost of “COBRA” medical and dental continuation coverage, less the amount paid by an active full-time employee for the same level of coverage, until the earlier of: (i) the end of the period of time reflected in the base severance compensation (i.e., two years for CEO, one year for Executive or Senior Vice Presidents); (ii) the end of the participant’s eligibility for COBRA continuation coverage; or (iii) the date the participant becomes eligible to participate in another group medical plan or dental plan, as the case may be. The Severance Plan also provides for outplacement services in an amount up to $15,000 for the CEO and up to $10,000 for other senior executives.

Change in Control Provisions –2004 Stock Incentive Plans

          Under our company’s 2004 Stock Incentive Plan (the “2004 Plan”), if a “change in control” of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter, all outstanding stock options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such options have been granted remains in the employ or service of our company or any subsidiary.

          In addition, under the 2004 Plan, if a “change in control” of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter:

•

All outstanding stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such stock appreciation rights have been granted remains in the employ or service of our company or any subsidiary;

•	All outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and

•

All outstanding performance units, stock bonuses and performance stock awards will vest and/or continue to vest in the manner determined by the Compensation Committee and set forth in the agreement evidencing such performance units or stock bonuses.

          There are presently no outstanding stock appreciation rights, performance units or stock bonuses.

          In the event of a change in control, the Compensation Committee may pay cash for all or a portion of the outstanding options. The amount of cash the participants would receive will equal (a) the fair market value of such shares immediately prior to the change in control minus (b) the exercise price per share and any required tax withholding.

          Under the 2004 Plan, a “change in control” will include any of the following:

•	The sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation not controlled by our company;

•	The approval by our shareholders of a plan or proposal for the liquidation or dissolution of our company;

•	Any change in control that is required by the Securities and Exchange Commission to be reported;

•	Any person who was not a shareholder of our company on the effective date of the Plan becomes the beneficial owner of 50% or more of the voting power of our company’s outstanding common stock; or

•	The “continuity” directors (directors as of the effective date of the Plan and their future nominees) ceasing to constitute a majority of the Board of Directors.

          The foregoing provisions applicable to changes in control under our 2004 Plan apply equally to all employees holding incentive awards under this plan.

Change in Control Provisions – 2010 Omnibus Incentive Plan

          While the events that are considered a change in control under our 2004 Plan and Amended and Restated 2010 Omnibus Incentive Plan (the “2010 Plan”) are identical, our 2010 Plan, which governs incentive awards granted in 2010 and future years, contains a “double-trigger” change in control provision. Under this provision, if the company is the surviving company, or the surviving or acquiring company assumes our outstanding incentive awards or provides for their equivalent substitutes, then vesting of incentive awards is accelerated only upon the termination of the employee’s service, a material reduction in an employee’s base salary, a discontinuation of participation in certain long-term cash or equity benefits provided to comparable employees, a significant change in job responsibilities or the need to relocate, provided these events occur within two years following a change in control.

Clawback Provisions – 2010 Omnibus Incentive Plan

          Our 2010 Plan, which governs both our annual cash incentive program as well as our long-term equity incentive program, includes a “clawback” provision. Under this provision, the Committee may cause any rights or awards under the plan to be terminated or forfeited, and may cause a participant to return to the company any shares received, any profits or any other economic value realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards, if a participant has taken any action that would constitute “cause” or an “adverse action.” In addition, the plan incorporates the Sarbanes-Oxley Act of 2002 automatic forfeiture standard for certain participants in connection with material noncompliance, as a result of misconduct, resulting in an accounting restatement. In addition, all awards under the 2010 Plan will be subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable award agreement.

Potential Payments to Named Executive Officers

          The following table summarizes the amount of compensation and benefits payable to each named executive officer in the event of (i) any voluntary termination or resignation or termination for cause, (ii) an involuntary termination without cause, (iii) a change in control, (iv) a qualifying change in control termination, and (v) termination by reason of an executive’s death or disability. The amounts shown assume that the applicable triggering event occurred on December 28, 2013 (fiscal year-end).

		Triggering Events
Name	Type of Payment	Voluntary/For Cause Termination ($)	Involuntary Termination without Cause ($)	Change in Control ($)	Qualifying Change in Control Termination(1) ($)	Death or Disability ($)
Shelly R. Ibach	Cash Severance(2)	---	$3,400,000	---	$3,400,000	---
	Option Award Acceleration(3)	---	---	---	$126,954	$126,954
	Stock Award Acceleration(4)	---	---	---	$1,445,273	$1,445,273
	Benefit Continuation(5)	---	$14,536	---	$14,536	---
	Outplacement	---	$15,000	---	$15,000	---
	Total	---	$3,429,536	---	$5,001,763	$1,572,227
Wendy L. Schoppert	Cash Severance(2)	---	$820,600	---	$820,600	---
	Option Award Acceleration(3)	---	---	---	$103,355	$103,355
	Stock Award Acceleration(4)	---	---	---	$751,018	$751,018
	Benefit Continuation(5)	---	$12,169	---	$12,169	---
	Outplacement	---	$10,000	---	$10,000	---
	Total	---	$842,769	---	$1,697,142	$854,373
Kathryn V. Roedel	Cash Severance(2)	---	$820,600	---	$820,600	---
	Option Award Acceleration(3)	---	---	---	$123,506	$123,506
	Stock Award Acceleration(4)	---	---	---	$797,299	$797,299
	Benefit Continuation(5)	---	$9,508	---	$9,508	---
	Outplacement	---	$10,000	---	$10,000	---
	Total	---	$840,108	---	$1,760,913	$920,805
Andrew P. Carlin	Cash Severance(2)	---	$661,500	---	$661,500	---
	Option Award Acceleration(3)	---	---	---	$45,054	$45,054
	Stock Award Acceleration(4)	---	---	---	$513,864	$513,864
	Benefit Continuation(5)	---	$12,211	---	$12,211	---
	Outplacement	---	$10,000	---	$10,000	---
	Total	---	$683,711	---	$1,242,629	$558,918
Andrea L. Bloomquist	Cash Severance(2)	---	$630,000	---	$630,000	---
	Option Award Acceleration(3)	---	---	---	$44,472	$44,472
	Stock Award Acceleration(4)	---	---	---	$468,325	$468,325
	Benefit Continuation(5)	---	$432	---	$432	---
	Outplacement	---	$10,000	---	$10,000	---
	Total	---	$640,432	---	$1,153,229	$512,797

(1)	The amounts payable to the named executive officers upon a change in control may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.

(2)

For the CEO, the cash severance compensation is equal to (a) two times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination. For each of the other named executive officers, the cash severance compensation is equal to (a) one times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination.

(3)

The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the fair market value of our common stock as of December 27, 2013 ($21.22), and (ii) the per share exercise price of the options held by the executive. The range of exercise prices of unvested stock options held by our named executive officers included in the table as of December 28, 2013 was $0.79 to $21.15.

(4)

The value of the automatic acceleration of the vesting of stock awards held by a named executive officer is based on: (i) the number of unvested stock awards held by the executive as of December 28, 2013, multiplied by (ii) the fair market value of our common stock on December 27, 2013 ($21.22).

(5)	Represents the cost of “COBRA” medical and dental continuation coverage, less the amount paid by an active full-time employee for the same level of coverage.

Director Compensation

          The following table summarizes the total compensation paid or earned by each of the non-employee members of our Board of Directors for the 2013 fiscal year ended December 28, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(8) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Daniel I. Alegre(3)	$39,949	$46,758	$46,210	$6,720	$139,637
Stephen L. Gulis, Jr.(4)	$78,626	$46,758	$46,210	---	$171,594
Michael J. Harrison(4) (5)	$67,258	$46,758	$46,210	---	$160,226
David T. Kollat	$69,376	$46,758	$46,210	---	$162,344
Brenda J. Lauderback(4)	$75,376	$46,758	$46,210	---	$168,344
Kathleen L. Nedorostek(6)	$63,500	$46,758	$46,210	---	$156,468
Michael A. Peel(4)	$76,003	$46,758	$46,210	---	$168,971
Ervin R. Shames(7)	$25,967	---	---	---	$25,967
Jean-Michel Valette	$163,500	$46,758	$46,210	---	$256,468

(1)

Reflects the aggregate grant date fair value of 2,080 restricted stock awards granted during fiscal year 2013, computed in accordance with FASB ASC Topic 718. See Note 10, Shareholders’ Equity, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, for a discussion of the relevant assumptions used in calculating these amounts. Mr. Shames did not receive an award due to his retirement from the Board of Directors.

(2)

Reflects the aggregate grant date fair value of 3,620 stock option awards granted during fiscal year 2013, computed in accordance with FASB ASC Topic 718. See Note 10, Shareholders’ Equity, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, for a discussion of the relevant assumptions used in calculating these amounts. As of December 28, 2013, the aggregate number of stock options outstanding held by those who served as non-employee directors during fiscal 2013 was as follows: Mr. Alegre, 3,620; Mr. Gulis, 64,745; Mr. Harrison, 7,089;Dr. Kollat, 75,995; Ms. Lauderback, 87,245; Ms. Nedorostek, 9,495; Mr. Peel, 56,108; Mr. Shames, 48,375; and Mr. Valette, 75,995. Mr. Shames did not receive an award due to his retirement from the Board of Directors.

(3)

Mr. Alegre was appointed to the Board of Directors effective May 14, 2013. The amount listed in the All Other Compensation column relates to company product received by Mr. Alegre after joining the Board of Directors.

(4)

Under the 2010 Omnibus Incentive Plan, non-employee directors may elect to defer receipt of any shares of the Company’s common stock under an Incentive Award granted to non-employee directors under the Plan. For fiscal 2013, the following Directors have elected to defer receipt of their 2013 Incentive Award: Mr. Gulis, 2,080 shares, Mr. Harrison, 2,080 shares, Ms. Lauderback, 2,080 shares and Mr. Peel, 2,080 shares.

(5)

Mr. Harrison was appointed to the Board of Directors effective December 21, 2011. Effective December, 2012, this Director elected to receive all director fees in the form of common stock under the company’s 2010 Omnibus Incentive Plan, and to defer receipt of such shares. The number of shares paid is determined by dividing the amount of the director’s fees to be deferred by the fair market value per share of our common stock on the date the fees otherwise would have been payable in cash. The number of shares to be received by this director in lieu of cash compensation for fiscal 2013 is 3,080 shares.

(6)

Ms. Nedorostek was appointed to the Board of Directors effective May 11, 2011. Effective June, 2011, this Director elected to receive all director fees in the form of common stock under the company’s 2010 Omnibus Incentive Plan, and to defer receipt of such shares. The number of shares paid is determined by dividing the amount of the director’s fees to be deferred by the fair market value per share of our common stock on the date the fees otherwise would have been payable in cash. The number of shares to be received by this director in lieu of cash compensation for fiscal 2013 is 2,915 shares.

(7)

Mr. Shames determined not to stand for re-election to the Board of Directors at the 2013 Annual Meeting and his term on the Board expired effective May 14, 2013. Mr. Shames did not receive a stock or option award in 2013.

(8)

As of December 28, 2013, the aggregate number of shares outstanding under stock awards, including restricted stock, restricted stock units and phantom stock, held by those who served as non-employee directors during fiscal year 2013 was as follows: Mr. Alegre, 2,080 shares; Mr. Gulis, 55,358 shares; Mr. Harrison, 5,160 shares; Dr. Kollat, 2,080 shares; Ms. Lauderback, 5,612 shares; Ms. Nedorostek, 8,350 shares; Mr. Peel, 2,080 shares, Mr. Shames, 0 shares and Mr. Valette, 2,080 shares.

          Annual Retainer. Effective as of May 2012, all of our non-employee directors are entitled to receive an annual cash retainer of $55,000. The Chair of the Audit Committee receives additional compensation of $17,000 per year, and each of the members of the Audit Committee (other than the Chair) receives additional compensation of $8,500 per year. The Chair of the Management Development and Compensation Committee receives additional compensation of $14,000 per year, and each of the members of the Management Development and Compensation Committee (other than the Chair) receives additional compensation of $7,000 per year. The Chair of the Corporate Governance and Nominating Committee receives additional compensation of $12,000 per year, and each of the members of the Corporate Governance and Nominating Committee (other than the Chair) receives additional compensation of $6,000 per year. The non-executive Chairman of the Board receives an additional retainer of $100,000 per year.

          Meeting Fees. Non-employee directors are entitled to payment of meeting fees for Board and Committee meetings beyond the normal number of regular or typical meetings for the Board and each Committee in a fiscal year. Pursuant to this approval, non-employee directors (other than the Chairman of the Board) are entitled to (i) Board meeting fees of $1,000 per in-person meeting and $500 per telephonic meeting after a minimum of four Board meetings for the fiscal year, and (ii) Committee meeting fees of $750 per in-person Committee meeting and $500 per telephonic Committee meeting after a minimum of eight Audit Committee meetings and after a minimum of four meetings of each other Committee for the fiscal year.

          Equity Compensation. Coincident with the annual meeting of shareholders, non-employee directors are eligible to receive equity compensation in amounts determined by the Management Development and Compensation Committee, of which generally one-half would be paid in the form of restricted stock and one-half in stock options, based on Black-Scholes valuation, with the grants to vest on the earlier of one year from the date of grant or the date of the next annual meeting at which directors are elected to the Board, so long as the director continues to serve on our Board of Directors. All options granted to directors have an exercise price equal to the fair market value of our common stock on the date of grant and remain exercisable for a period of up to 10 years, subject to earlier termination following retirement from the Board.

          Reimbursement of Expenses. All of our directors are reimbursed for travel expenses for attending meetings of our Board or any Board committee and for attending director continuing education programs.

          No Director Compensation for Employee Directors. Any director who is also an employee of our company does not receive additional compensation for service as a director.

Assessment of Risk Related to Compensation Programs

          The company has established an annual process designed to assess whether any of the company’s compensation programs are reasonably likely to have a material adverse effect on the company. This process has included (1) formation of a cross-functional team including representatives from the legal, human capital and risk management functions within the company; (2) compilation of a comprehensive inventory of the company’s compensation programs; (3) identification of potential areas of risk; (4) review of the company’s compensation programs by members of the cross-functional team in light of the identified potential areas of risk; (5) identification and review of design and control mechanisms in place to mitigate potential risks; (6) review of the assessment process and the cross-functional team’s conclusions with the Management Development and Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc.; and (7) the Management Development and Compensation Committee’s review and consideration of the assessment process and the conclusions of the cross-functional team with members of the senior management team and with representatives of the independent compensation consultant. Based on this assessment, the company has determined that none of its compensation programs is reasonably likely to have a material adverse effect on the company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

Background

          In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are submitting a non-binding, advisory resolution on executive compensation, or “Say-on-Pay” vote, for shareholder consideration.

          We believe that our executive compensation program is strongly aligned with the long-term interests of our shareholders and provides a clear correlation between pay and performance. Our executive compensation program is designed to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and drive long-term value for our shareholders.

          Each of the principal elements of our executive compensation program - other than base salaries and certain benefit programs - is performance-oriented, resulting in total compensation for executive officers that is closely aligned with company performance and shareholder returns. This is clearly reflected in the Compensation Discussion and Analysis beginning on page 27 of this Proxy Statement.

          Fiscal years 2007 and 2008 were extremely challenging for both the company and the entire mattress industry, and company performance did not meet internal or external expectations. The company’s performance began to improve significantly in 2009 and was accelerated in 2010 through 2012 as the company substantially exceeded both internal and external expectations. Performance in 2013 did not meet internal or external expectations. The compensation delivered by the principal performance-oriented elements of our executive compensation program has reflected these results:

•

Annual Cash Incentive Compensation was not paid for either 2007 or 2008; was paid at target level for 2009; was paid at significantly above target level for 2010 and 2011; was paid modestly above target level for 2012; and was not paid for 2013.

•

Long-Term Equity-Based Incentive Compensation has been subject to significant performance adjustments, resulting in stock-based awards that were substantially reduced in both 2007 and 2008; awards in 2009 were made at more modest levels in comparison with prior years and were not adjusted downward as the company exceeded its performance objectives; 2010 awards were adjusted upward based on achievement of stretch objectives that were well above plan; awards granted in 2011 were recently adjusted modestly below target levels based on performance from 2011 through 2013; and awards granted in 2012 and 2013 are subject to future performance adjustment based on actual performance versus targets over the respective three-year periods beginning with the year of grant.

          We believe that our compensation program and the resulting payouts reflect strong pay and performance alignment. We urge shareholders to carefully consider the Compensation Discussion and Analysis beginning on page 27 of this Proxy Statement and the accompanying tables, which provide detailed information regarding key elements of our executive compensation program and our compensation philosophy and objectives.

Proposal

          The Board of Directors recommends that shareholders approve the following advisory resolution at the 2014 annual meeting:

          RESOLVED, that the shareholders of Select Comfort Corporation approve, on an advisory basis, the compensation paid to the company’s executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the company’s 2014 Annual Meeting of Shareholders.

          Because this vote is advisory, it will not be binding on the company or the Board of Directors. However, the Management Development and Compensation Committee of the Board of Directors will take the outcome of the vote into account in determining future executive compensation arrangements.

Board Recommendation

          The Board of Directors recommends that shareholders vote “For” approval of the foregoing resolution in favor of the company’s executive compensation program.

Vote Required

          The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of shares necessary for a quorum, is necessary for approval of the foregoing resolution. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “For” approval of the foregoing resolution.

AUDIT COMMITTEE REPORT

          The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, systems of internal controls regarding financial matters and legal, ethical and regulatory compliance. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is available at the investor relations section of the company’s Web site at http://www.sleepnumber.com/eng/aboutus/corporategovernance.cfm.

          The Audit Committee is currently composed of five directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. Throughout 2013, the Audit Committee included Stephen L. Gulis, Jr. (Chair), Michael J. Harrison, Kathleen L. Nedorostek and Jean-Michel Valette. Daniel I. Alegre was added to the Audit Committee following his appointment to the Board of Directors in May of 2013.

          Management is responsible for our company’s financial reporting processes and internal control over financial reporting. Deloitte & Touche LLP, our Independent Registered Public Accounting Firm, is responsible for auditing our company’s consolidated financial statements for the 2013 fiscal year. This audit is to be conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

          In connection with these responsibilities, the Audit Committee met in person or by telephone conference eight times during 2013. These meetings involved representatives of management, internal audit and the independent auditors. At each of its regularly scheduled quarterly meetings, the Audit Committee meets in executive session and also meets separately with representatives of the Independent Registered Public Accounting Firm, the executive who leads our internal audit function, and representatives of the senior management team.

          Management represented to the Audit Committee that our company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the consolidated financial statements, together with the results of management’s assessment of the company’s internal control over financial reporting, with management and the Independent Registered Public Accounting Firm. The Audit Committee discussed with the Independent Registered Public Accounting Firm the matters required to be discussed with the auditors under Statement on Auditing Standards No. 61 “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU 380). The Independent Registered Public Accounting Firm provided the Audit Committee with written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the Independent Registered Public Accounting Firm that firm’s independence.

          Based upon the Audit Committee’s discussions with management, internal audit and the Independent Registered Public Accounting Firm, and the Audit Committee’s review of the representations of management and the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 28, 2013, for filing with the Securities and Exchange Commission.

          This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors

Stephen L. Gulis, Jr., Chair
Daniel I. Alegre
Michael J. Harrison
Kathleen L. Nedorostek
Jean-Michel Valette

RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

Selection of Independent Registered Public Accounting Firm

          The Audit Committee of our Board of Directors selected Deloitte & Touche LLP (“Deloitte”) as the company’s independent registered public accounting firm (“Independent Auditors”) for the 2014 fiscal year ending January 3, 2015. Deloitte has served as our Independent Auditors since the 2010 fiscal year.

          Although the Board is not required to submit the selection of Independent Auditors to shareholders for ratification, and the Board would not be bound by shareholder ratification or failure to ratify the selection, the Board wishes to submit the selection of Deloitte to serve as our Independent Auditors for the 2014 fiscal year to our shareholders for ratification consistent with best practices in corporate governance.

          If shareholders do not ratify the selection of Deloitte as our Independent Auditors, the Audit Committee will reconsider whether to retain Deloitte and may determine to retain that firm or another firm without resubmitting the matter to shareholders. Even if the selection of Deloitte is ratified by shareholders, the Audit Committee may, in its discretion, direct the appointment of a different firm of Independent Auditors at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

          Representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions from shareholders.

Audit and Other Fees

          The aggregate fees billed for professional services by the Independent Auditors in 2013 and 2012 were:

	2013	2012
Audit fees	$446,868	$326,093
Audit-related fees (1)	2,200	2,200
Audit and audit-related fees	$449,068	$328,293
Tax fees (2)	105,302	94,455
All other fees	---	---
Total	$554,370	$422,748

(1)	These fees related to access to an online accounting research tool.
(2)	These fees are primarily for tax compliance services based on time and materials.

          Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission regarding auditor independence, the engagement of the company’s Independent

Auditors to provide audit or non-audit services for the company must either be approved by the Audit Committee before the engagement or entered into pursuant to pre-approval policies and procedures established by the Audit Committee. Our Audit Committee has not established any pre-approval policies or procedures and therefore all audit or non-audit services performed for the company by the Independent Auditors must be approved in advance of the engagement by the Audit Committee. Under limited circumstances, certain de minimus non-audit services may be approved by the Audit Committee retroactively. All services provided to the company by the Independent Auditors in 2013 were approved in advance of the engagement by the Audit Committee and no non-audit services were approved retroactively by the Audit Committee pursuant to the exception for certain de minimus services described above.

Board Recommendation

          The Board recommends a vote “For” ratification of the selection of Deloitte as our Independent Auditors for the 2014 fiscal year ending January 3, 2015. Unless a contrary choice is specified, proxies solicited by the Board will be voted “For” the ratification of the selection of Deloitte as Independent Auditors.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based upon a review of the copies of such reports furnished to us during the 2013 fiscal year ended December 28, 2013 and written representations by such persons, all reports were filed on a timely basis, other than one report related to Karen R. Richard reflecting stock option exercises and same day sales, which was inadvertently filed late due to an administrative error.

Shareholder Proposals for 2015 Annual Meeting

          Any shareholder proposal requested to be included in the proxy materials for the 2015 Annual Meeting of Shareholders must (i) be received by our Senior Vice President, General Counsel and Secretary on or before December 5, 2014 and (ii) satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Bylaws.

          Our Bylaws require advance written notice to our company of shareholder-proposed business or of a shareholder’s intention to make a nomination for director at an annual meeting of shareholders. They also limit the business which may be conducted at any special meeting of shareholders to business brought by the Board.

          Specifically, the Bylaws provide that business may be brought before an annual meeting by a shareholder only if the shareholder provides written notice to the Secretary of our company not less than 120 days prior to the first anniversary of the date that we first released or mailed our proxy materials to shareholders in connection with the preceding year’s annual meeting. Under these provisions, notice of a shareholder proposal to be presented at the 2015 Annual Meeting of Shareholders (but that is not requested to be included in the proxy materials) must be provided to the Secretary of our company on or before December 5, 2014. In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

          A shareholder’s notice must set forth:

•	A description of the proposed business and the reasons for it,

•	The name and address of the shareholder making the proposal,

•	The class and number of shares of common stock owned by the shareholder, and

•	A description of any material interest of the shareholder in the proposed business.

          Our Bylaws also provide that a shareholder may nominate a director at an annual meeting only after providing advance written notice to the Secretary of our company within the time limits described above. The shareholder’s notice must set forth all information about each nominee that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee, as well as the nominee’s business and residence address. The notice must also set forth the name and record address of the shareholder making the nomination and the class and number of shares of common stock owned by that shareholder. The required procedures for a shareholder to nominate a director are described in more detail above under the heading “Corporate Governance – Director Nominations Process.”

Other Business

          Management of our company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with the best judgment on such matters.

Copies of 2013 Annual Report

          We will furnish to our shareholders without charge a copy of our Annual Report on Form 10-K (without exhibits) for the 2013 fiscal year ended December 28, 2013. Any request for an Annual Report should be sent to:

Select Comfort Corporation
Investor Relations Department
9800 59th Avenue North
Plymouth, Minnesota 55442

Householding Information

          Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that you and other holders of our company’s common stock in your household may not receive separate copies of our Notice of Internet Availability of Proxy Materials, Proxy Statement or Annual Report. We will promptly deliver an additional copy of any of these documents to you if you call us at (763) 551-7498 or write us at the following address:

Select Comfort Corporation
Investor Relations Department
9800 59th Avenue North
Plymouth, Minnesota 55442

          Any shareholder who is receiving multiple copies of these documents and would like to receive only one copy per household should contact the shareholder’s bank, broker or other nominee record holder, or the shareholder may contact us at the above address or phone number.

          Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock promptly by mail, telephone, or Internet as instructed on your proxy card.

By Order of the Board of Directors

Mark A. Kimball
Senior Vice President,
Chief Legal and Risk Officer and Secretary
April 4, 2014
Plymouth, Minnesota

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 14, 2014

     SELECT COMFORT CORPORATION

SELECT COMFORT CORPORATION
9800 59TH AVENUE NORTH
PLYMOUTH, MN 55442

Meeting Information

Meeting Type: Annual Meeting

For holders as of:	March 19, 2014

Date: May 14, 2014	Time: 9:00 AM CDT

Location:	Millennium Minneapolis Hotel 1313 Nicollet Mall Minneapolis, MN 55403

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Combined Document
How to View Online:
Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 30, 2014 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees

01	Kathleen L. Nedorostek

02	Michael A. Peel

03	Jean-Michel Valette

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	Advisory vote to approve named executive officer compensation.

3	Advisory vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2015.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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SELECT COMFORT CORPORATION
9800 59TH AVENUE NORTH
PLYMOUTH, MN 55442

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH
AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

01	Kathleen L. Nedorostek	☐	☐	☐

02	Michael A. Peel	☐	☐	☐

03	Jean-Michel Valette	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

3	Advisory vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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SELECT COMFORT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 14, 2014
9:00 a.m. Local Time

Millennium Minneapolis Hotel
1313 Nicollet Mall
Minneapolis, MN 55403

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

Select Comfort Corporation 9800 59th Avenue North Plymouth, MN 55442

This proxy is solicited by the Board of Directors of Select Comfort Corporation for use at the Annual Meeting of Shareholders to be held on May 14, 2014.

The undersigned hereby appoints Shelly R. Ibach and Mark A. Kimball (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies, to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Select Comfort Corporation to be held on May 14, 2014, at the Millennium Minneapolis Hotel, 1313 Nicollet Mall, Minneapolis, Minnesota 55403, and at any adjournment or postponement thereof. Such shares will be voted as directed with respect to the proposals listed on the reverse side hereof and, in the Proxies’ discretion, as to any other matter that may properly come before the meeting or at any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED ON THE REVERSE SIDE, “FOR” EACH OF PROPOSALS 2 AND 3 SET FORTH ON THE REVERSE SIDE and in the discretion of management with respect to such other business as may properly come before the meeting or any adjournment thereof.

See reverse for voting instructions.

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